 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-251452
Prospectus Supplement
(To Prospectus dated December 30, 2020)
8,000,000 Shares
AdaptHealth Corp.
Class A Common Stock
We are offering 7,250,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”). The selling stockholder identified in this prospectus supplement is offering an additional 750,000 shares of our Class A Common Stock.
We intend to use approximately half of the net proceeds of the shares offered by us in this offering, together with senior secured term loan borrowings, the net proceeds from the issuance of unsecured senior notes and cash on hand, to finance the AeroCare Acquisition (as defined herein) and to pay related fees and expenses, and the remainder for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital. We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholder. See “Use of Proceeds.”
Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “AHCO”. On January 5, 2021, the closing price of our Class A Common Stock was $33.89.
See “Risk Factors” on page S-19 of this prospectus supplement and page 6 of the accompanying prospectus to read about factors you should consider before buying shares of our Class A Common Stock.
We are currently an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are subject to reduced public company reporting requirements. See “Risk Factors.”
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$33.00	$264,000,000
Underwriting discounts and commissions(1)	$1.5675	$12,540,000
Proceeds to us, before expenses	$31.4325	$227,885,625
Proceeds to the selling stockholder, before expenses	$31.4325	$23,574,375

(1)
See “Underwriting” beginning on page S-54 for additional information.

We have granted the underwriters the option to purchase up to an additional 1,200,000 shares of Class A Common Stock within 30 days from the date of this prospectus supplement.
The underwriters expect to deliver the shares of Class A Common Stock on or about January 8, 2021.
Joint Book-Running Managers
Deutsche Bank Securities	Jefferies
BofA Securities	Truist Securities
Baird	RBC Capital Markets	Stifel	UBS Investment Bank
Co-Managers
Canaccord Genuity	SVB Leerink	Citizens Capital Markets	Regions Securities LLC
Fifth Third Securities	Janney Montgomery Scott	KeyBanc Capital Markets
The date of this prospectus supplement is January 5, 2021.

PROSPECTUS SUPPLEMENT
PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we, the selling stockholder nor any of the underwriters have authorized anyone to provide you with different information. Neither we, the selling stockholder nor any of the underwriters are making an offer to sell or soliciting an offer to buy Class A Common Stock in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of those documents.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A Common Stock and also adds to and updates information contained in the accompanying prospectus dated December 30, 2020 and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. You should rely only on the information contained in or incorporated by reference into this prospectus supplement or contained in or incorporated by reference into the accompanying prospectus. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in their entirety before making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.
We and the selling stockholder are offering to sell, and are seeking offers to buy, the Class A Common Stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of Class A Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of Class A Common Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Class A Common Stock offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
Unless the context requires otherwise, references in this prospectus supplement to “AdaptHealth,” the “Company,” “we,” “us,” “our” and similar terms refer to AdaptHealth Corp. and its consolidated subsidiaries on and after the consummation of the Business Combination, and references to “DFB” refer to us prior to the consummation of the Business Combination.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.
These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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competition and the ability of our business to grow and manage growth profitably;

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changes in applicable laws or regulations;

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fluctuations in the U.S. and/or global stock markets;

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the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

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the impact of the coronavirus (COVID-19) pandemic and our response to it;

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failure to consummate or realize the expected benefits of the acquisition of AeroCare Holdings, Inc. (“AeroCare”); and

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other risks and uncertainties set forth in this prospectus supplement or in the accompanying prospectus, as well as the documents incorporated by reference herein and therein.

S-ii

FREQUENTLY USED TERMS
“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of July 1, 2020, by and among AdaptHealth, AdaptHealth Holdings, and certain investors party thereto, as amended on December 1, 2020;
“AdaptHealth Holdings” means AdaptHealth Holdings LLC, a Delaware limited liability company;
“AdaptHealth Units” means units representing limited liability company interests in AdaptHealth Holdings;
“Business Combination” means our business combination with AdaptHealth Holdings, which we completed on November 8, 2019;
“Class A Common Stock” means our Class A Common Stock, par value $0.0001 per share;
“Class B Common Stock” means our Class B Common Stock, par value $0.0001 per share;
“Consideration Unit” means one AdaptHealth Unit together with one share of Class B Common Stock;
“OEP Purchaser” means OEP AHCO Investment Holdings, LLC, a Delaware limited liability company;
“Series A Preferred Stock” means the series of preferred stock of the Company designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share;
“Series B-1 Preferred Stock” means the series of preferred stock of the Company designated as “Series B-1 Convertible Preferred Stock,” par value $0.0001 per share;
“Series B-2 Preferred Stock” means the series of preferred stock of the Company designated as “Series B-2 Convertible Preferred Stock,” par value $0.0001 per share;
“Series C Preferred Stock” means the series of preferred stock of the Company to be designated as “Series C Convertible Preferred Stock,” par value $0.0001 per share; and
“Sponsor” means Deerfield/RAB Ventures LLC.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A Common Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, our consolidated financial statements and the related notes and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
Our Company
We are a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. We focus primarily on providing (i) sleep therapy equipment, supplies and related services (including continuous positive airway pressure (“CPAP”) and bilevel positive airway pressure (“bi-PAP”) services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (“HME”) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. We service beneficiaries of Medicare, Medicaid and commercial insurance payors. As of September 30, 2020, we serviced approximately 1.8 million patients annually in all 50 states through our network of 269 locations in 41 states.
Corporate History
We were originally formed in November 2017 as a special purpose acquisition company under the name DFB Healthcare Acquisitions Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses.
On November 8, 2019, we completed our initial business combination with AdaptHealth Holdings. As part of the transaction, we changed our name from DFB Healthcare Acquisitions Corp. to AdaptHealth Corp.
Company Operations
Product Offering
We deliver home medical equipment and supplies directly to a patient’s home upon discharge from a hospital and/or receipt of referral. The breadth of our products is particularly valuable to acute care hospitals, sleep laboratories and long-term care facilities that discharge patients with complex conditions and multiple product needs.
We are often paid a fixed monthly amount for certain HME products as designated by the Centers for Medicare and Medicaid Services (“CMS”) or commercial payors, such as CPAP equipment, wheelchairs, hospital beds, oxygen concentrators, continuous glucose monitors (“CGM”) and other similar products. These sales accounted for approximately 32% of our revenue for the twelve months ended September 30, 2020.
For resupply sale and one-time sale products, which include those deemed to be consumables, we receive a single payment upon shipment of the product. These products, which include CPAP masks and related supplies, diabetes management supplies, wound care supplies, wheelchair cushions accessories, orthopedic bracing, breast pumps and supplies, walkers, commodes and canes, nutritional supplies and incontinence supplies, accounted for approximately 68% of our revenue for the twelve months ended September 30, 2020.

Supply Chain
We play an important role in delivering HME products to patients in their homes. Manufacturers of home medical equipment sell and ship their products to us directly. We also contract with national healthcare distribution companies to ship certain HME products directly to patients’ homes. These distributors invoice us for the cost of shipped products at the time of sale. We receive referrals from a variety of sources, such as acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators. Our products are either shipped to patients’ homes by AdaptHealth-operated or contracted delivery trucks or shipped using proprietary or third-party distribution services. We bill payors and patients directly for the products that are delivered and for the services that are provided.
Operating Structure
Management
We are led by a proven management team with experience in the HME industry across a variety of healthcare organizations. We have a centralized approach for key business processes, including M&A activity, revenue cycle management, strategic purchases, payor contracting, finance, compliance, legal, human resources, IT and sales management. In addition, we have centralized many of the functions relating to our CPAP and other resupply businesses. However, we believe that the personalized nature of customer requirements and referral relationships, characteristic of the home healthcare business, mandate that we emphasize a localized operating structure as well. We focus on regional management to respond promptly and effectively to local market demands and opportunities. Our regional managers are responsible and accountable for maintaining and developing relationships with referral sources, customer service for non-CPAP supply product lines and logistics for non-drop-shipped products.
Following the closing of the AeroCare Acquisition, Stephen Griggs will join Luke McGee as co-Chief Executive Officer of AdaptHealth.
Revenue Cycle Management
Our revenue cycle management and billing processes have both manual and computerized elements that are designed to maintain the integrity of revenue and accounts receivable. Third-party payors that can accommodate electronic claims submission, such as Medicare, certain state Medicaid payors and many commercial payors, are billed electronically on a daily basis. For other payors, who are unable to accept electronic submissions, we generate paper claims and invoices.
We contract with several business process outsourcing providers to provide certain billing and administrative functions related to revenue cycle management. These providers are based in the Philippines, India and Central America and provide us with the ability to scale our workforce in a cost-effective manner. As of September 30, 2020, approximately 1,500 full-time equivalent personnel were provided to us under such arrangements.
The AeroCare Acquisition
Acquisition overview
On December 1, 2020, we entered into an Agreement and Plan of Merger, dated December 1, 2020 (the “Merger Agreement”), among AeroCare, AdaptHealth Corp., AH Apollo Merger Sub Inc., AH Apollo Merger Sub II Inc. and Peloton Equity, LLC, as stockholder representative, to acquire AeroCare, one of the nation’s leading technology-enabled respiratory and HME distributors, for total consideration of approximately $2.0 billion, which includes a cash purchase price of $1.1 billion and 31 million shares (which were valued at $926 million based on the closing price on the date prior to announcement of the transaction and $1.1 billion based on the closing price as of January 5, 2021), subject to customary purchase price adjustments.
The obligations of the parties to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of, among other closing conditions, the accuracy of the representations and warranties in the Merger Agreement, the compliance by the parties with the covenants in the Merger Agreement, the absence of any legal order barring the AeroCare Acquisition, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (for which we received early termination of the waiting period on December 21, 2020), and the receipt of certain regulatory approvals. Our obligation to effect the closing is also subject to the satisfaction or waiver of the condition that no more than 3.5% of the shares of common stock of AeroCare issued and outstanding as of immediately prior to the closing have properly demanded appraisal for such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware.
Pursuant to the Merger Agreement, the parties are provided with customary termination rights, including the right of either party to terminate the Merger Agreement if the consummation of the AeroCare Acquisition has not occurred on or prior to May 31, 2021 unless the party electing to terminate the Merger Agreement is in breach of its representations or obligations under the Merger Agreement and such breach caused the failure of a condition to closing or was the primary cause of the failure to consummate the closing prior to outside date. We will be required to pay a termination fee to AeroCare equal to $60 million if the Merger Agreement is terminated for breach by us that primarily gives rise to the failure of certain conditions to closing of AeroCare or for our failure to close when required. The AeroCare Acquisition is expected to close in the first quarter of 2021 subject to the satisfaction of the closing conditions as described above.
We believe that the combination of AdaptHealth and AeroCare brings together industry-leading technology platforms and strengthens our position as a leading independent HME provider creating significantly enhanced scale and geographic reach across the United States. The combined company will be a provider of home healthcare equipment, medical supplies to the home, and related services. We will operate in 47 out of the 48 U.S. continental states, offering greater managed care access, broader product availability, and enhanced customer service to our approximately 2.8 million patients.
AeroCare overview
AeroCare is a leading technology-enabled respiratory therapy distribution platform that serves U.S. patients with chronic conditions in their homes. AeroCare provides equipment and services for home oxygen, nebulized respiratory medications and sleep therapy for over 995,000 patients across over 300 locations in 30 states. For the twelve months ended September 30, 2020, AeroCare generated net revenue of $652 million.
We believe AeroCare has consistently expanded its product mix distribution and payor channels as the market has evolved over the past several years towards broader respiratory product utilization. AeroCare’s comprehensive respiratory therapy production distribution portfolio includes oxygen concentrators, CPAPs and bi-PAPs, home ventilators, bronchodilator therapy medications and services and other home care products to patients discharged from acute care and other facilities. AeroCare’s representative customer base includes health plans, such as Aetna, Humana, UnitedHealth Group and various blue cross blue shield associations, as well as network managers like CareCentrix and StateServ Hospicelink.
AeroCare is well-positioned in a large and growing market as a key link between patients, physicians, payors and original equipment manufacturers with a trusted brand in the home. Through its highly integrated technology platform, AeroCare is transforming operational workflows and enhancing information transparency to drive growth, margins and care quality. AeroCare is highly efficient and has a replicable M&A and integration engine, with 50 acquisitions closed since 2017 and 155 acquisitions closed since its inception. In addition, AeroCare is committed to providing only the highest quality of care and services for their patients which is shown through their high Google ratings. In September 2020, AeroCare generated 19,000 5-star reviews.
AeroCare was founded in 2000 and is currently headquartered in Orlando, FL. As of September 30, 2020, AeroCare employed approximately 3,800 individuals.
Strategic rationale for the AeroCare Acquisition
We believe the AeroCare Acquisition will provide the following strategic benefits:
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Combination will be a leading independent HME provider with significantly enhanced scale and geographic reach:   The combined company will be a one-stop-shop provider of HME products and services, offering a comprehensive line of oxygen and ventilation, sleep, mobility, wound care, diabetes, incontinence and urology products. This combination will further solidify AdaptHealth’s position as the second largest overall HME provider in the United States. Our geographic footprint will span across 47 states and serve approximately 2.8 million patients per annum. We believe that our enhanced scale will increase our ability to provide patients with a broader range of products delivered more efficiently than competitors, which in turn, improves the patient experience. In addition, as a leading provider with national scale, we believe that we are well positioned to drive stakeholders value by entering new markets through acquisitions and increasing market share in existing markets.

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Expands our presence in attractive and fast growing HME markets:   AeroCare brings a highly complementary footprint and access to the fast-growing Southeastern geographies where it maintains a substantial presence. The expansion into high growth states such as Florida, Tennessee, Texas, Georgia and South Carolina is expected to be significantly accretive to growth. Each of these states is growing organically at over 10% for the twelve months ended August 31, 2020 compared to the year ended December 31, 2019. We believe the increased geographic diversification will not only drive topline growth and market share but also make our financial profile more stable and resilient to changes in reimbursement or regulatory policies.

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Combines two industry leading technology platforms:   Historically, each company has focused on using technology to reduce costs and advance the patient and referral experiences in ordering home medical equipment and supplies. The combined company will maintain a long-term strategy of delivering connected healthcare in the home, leveraging our advanced technology-enabled platform. AeroCare has developed technology that streamlines delivery and patient communication, and we have made significant progress in the technology of e-prescribing and revenue cycle management. Through the combination of our collective technology strategies, we anticipate being able to achieve both a better customer experience as well as a more efficient operating model. We believe that the integration of AeroCare will enhance our existing platform and help accelerate our growth trajectory.

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Provides multiple pathways for future growth, including additional acquisitions in a highly fragmented market:   The combined company addresses the large and growing HME ($12 to $15 billion), diabetes

($16 billion) and home medical supplies ($10 billion) markets. Furthermore, positive industry tailwinds such as aging demographics and the increased prevalence of chronic conditions are expected to drive organic growth. Additionally, we believe we are well positioned to continue our M&A strategy and grow through accretive acquisitions. We operate in a highly fragmented market that is made up of thousands of smaller HME competitors and diabetes companies. This combination provides us with additional scale and financial breadth to capitalize on ample future acquisition opportunities. Both companies have extensive and successful M&A track records, having completed over 110 acquisitions between them since 2017.
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Strengthens the financial profile of the combined business through achievable cost synergies:   We expect that the enhanced capabilities of the combined company will be able to deliver significant cost synergies with the potential for additional revenue synergies that will be accretive to our earnings and operating cash flows. We expect to generate pre-tax run rate cost synergies of approximately $50 million per annum, including approximately $25 million in 2021, which is comprised primarily of revenue cycle management and branch support, direct and indirect spend, branch consolidation, technology, and general and administrative savings. We expect to incur approximately $20 million in costs to achieve these synergies, which are expected to be fully realized by 2022. Furthermore, we believe revenue synergies are potentially achievable and include PAP 90-day compliance, PAP resupply compliance, payment collections efficiency, and cross-selling respiratory medications and diabetes products. Overall, we expect the synergies realized during this combination to lead to enhanced EBITDA margins and financial strength.

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Produces a strong senior leadership team with strong cultural alignment:   The combination brings together two experienced leadership teams with deep domain expertise in the HME industry and across healthcare who are both committed to the vision of providing quality home health equipment to patients nationwide. By leveraging our respective teams’ strengths and sharing of best practices, we believe that the combined company will be strongly positioned to serve the evolving HME market.

Reimbursement Landscape
CMS’s decision to cancel the 2021 competitive bidding program is a significant development for AdaptHealth. CMS is proposing to reimburse all HME other than off-the-shelf back and knee braces at current rates, to schedule the next round of competitive bidding in 2024, and to make the higher blended rates in rural territory permanent. In total, we believe these changes to the competitive bidding program are significantly positive to the business, and we expect the rate changes for the off-the-shelf back and knee braces to be immaterial to AdaptHealth.
Industry Overview
The HME industry provides critical medical products and recurring supply services, designed to improve quality of life, to patients in their homes. The HME industry allows patients with complex and chronic conditions to transition to their homes and achieve a greater level of independence, which is often lost in facility-based settings. While the industry has traditionally treated outpatient and lower acuity ailments, recent technological improvements have helped make higher acuity treatment more affordable and, in turn, have allowed the industry to shift to the treatment of more advanced acute ailments. The equipment and supplies that HME providers deliver can support respiratory, mobility, diabetes management, nutritional and other general home needs (bathroom needs, nutritional needs, hospital beds, among others).
According to CMS, the HME industry has grown from $40 billion in 2010 to $56 billion in 2018 (representing a 4.3% CAGR), of which we estimate our total addressable market for our sleep therapy, oxygen services, mobility products and hospice HME business lines to be approximately $12 billion to $15 billion in 2018. During that time Medicaid data shows a continued shift of long-term services and supports spending into the home, with 57% of that spending going to home and community-based services in 2016. According to CMS, the HME market is projected to continue to grow at a 6.1% CAGR over the next nine years. As a result of our recent diabetes and home medical supplies acquisitions, we believe we have more than doubled our total addressable market to more than $25 billion. Primary drivers of continued market growth include:

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Aging U.S. population:   The population of adults aged 65 and older in the United States, a significant group of end users of our products and services, is expected to continue to grow and thus grow our market opportunity. According to CMS, in the United States, the population of adults between the ages of 65 and 84 is expected to grow at a 2.5% CAGR through 2030, while the population of adults over 85 is projected to grow at a 2.9% CAGR during that same time period. Not only is the elderly population expected to grow, but it is also expected to make up a larger percentage of the total U.S. population. According to the U.S. Census Bureau, the U.S. geriatric population was approximately 15% of the total population in 2014 and is expected to grow to approximately 24% of the total population by 2060. This growth emphasizes the need for companies, such as us, to provide efficient and effective equipment to a patient’s home, shortening the amount of time that the patient population spends in an inpatient setting.

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Increasing prevalence of chronic conditions:   HME is necessary to help treat significant health issues affecting millions of Americans. For example, chronic obstructive pulmonary disease was the third leading cause of death in the United States in 2014 with over 15 million reported diagnoses, according to the Centers for Disease Control and Prevention (“CDC”). Congestive heart failure, another condition where HME plays a role in successful treatment, impacts more than five million Americans, according to the CDC. The CDC also estimates that more than 9% of the U.S. population suffers from diabetes. We believe that CGM and diabetes represent a $16 billion market segment. AdaptHealth believes that the CGM market could grow by 18% to $3.4 billion by 2022, and the insulin pump market could grow by 12% to $2.2 billion by 2022. Finally, according to the American Sleep Apnea Association, obstructive sleep apnea affects 20 million people across the nation, with 15 million undiagnosed, including many individuals younger than 65 years old. As these conditions continue to increase in prevalence, we expect that the demand within the HME industry for suppliers, such as us, will grow with it, positioning us to be able to expand our market reach and penetration.

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Advancements in technology:   Continuing development of technology and supply logistics has enabled more efficient and effective delivery of care in the home along with the collection of data that can be used for ongoing treatment. This, in turn, has helped grow our total addressable market. With improvements in technology, physicians are often able to monitor patients’ adherence to prescribed therapy, which previously required admission to a facility. With the advancement of technology, physicians are more confident in shifting care to a patient’s home and patients are more comfortable receiving care in this setting.

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Increasing prevalence of and preference for in-home treatments:   The number of conditions that can be treated in the home continues to grow, with recent additions including chronic wound care, sleep testing, dialysis and chemotherapy. In-home care is also increasingly becoming the preferred method of treatment, particularly for the elderly population. According to the AARP Public Policy Institute, 90% of patients over age 55 have indicated a preference to receive care in the home rather than in an institutional setting. Patient preference is supported by data that has shown that the efficacy of home care is often equivalent to that of facility-based care. The home setting provides comfort and convenience for a population that often faces barriers to receiving effective traditional treatment, such as transportation and adherence. By bringing the care to them, the elderly population can maintain a higher quality of life while still receiving high-quality care and equipment. As a result, more companies within the healthcare industry that are primarily facility-based are beginning to shift towards in-home offerings. We believe that medical supplies to the home represents a $10 billion segment.

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Home care is the lowest cost setting:   Not only can in-home care be just as effective as care delivered in a facility-based setting, but it has also proven to be more cost effective. The cost effectiveness of in-home care is particularly important within the context of government pressures to lower the cost of care, pushing payors, such as Medicare and Medicaid, and clinicians to seek care settings that are less costly than hospitals and inpatient facilities. On a daily basis, home healthcare has been estimated by Cain Brothers & Company, LLC to be approximately seven times less expensive than care provided in skilled nursing facilities, the closest acuity site of care. Home care generally offers a significant cost reduction opportunity relative to facility-based care without sacrificing quality.

Competitive Strengths
We believe that the following strengths will continue to enable us to provide high-quality products and services to our customers and to create value:
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Differentiated technology-enabled platform:   Over the last five years, we have developed an integrated technology system (based upon leading third-party applications and proprietary software products), which we believe provides a competitive advantage within the HME industry. Our integrated platform distinguishes itself from other industry participants by automating processes that can be complex, prone to mistakes and inefficient. We believe that our platform’s ease of use, improved compliance and automated, integrated workflow for delivery of care appeals to physicians and payors. Additionally, we believe our adoption of e-prescribing solutions enhances transparency and reduces clinical errors and delays. We believe such systems provide better patient service by reducing the time between an order’s receipt and the delivery of the products to the patient. We believe our model is scalable, supporting future organic growth while also allowing for timely on-boarding of acquisitions. We believe that this differentiated technology platform will help generate business from new clients, as other competitors either lack the resources to modernize their infrastructure or utilize systems which do not easily allow for changes from traditional, less automated models.

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National scale and operational excellence:   We have relationships with national healthcare distribution companies to drop ship certain HME products directly to patients’ homes in one to two days. We believe that our scale makes us attractive to payors as we are able to service our patients across the nation. As of September 30, 2020, we have been able to build a network of more than 1,000 payors, including 10 national insurers. Our payor network allows our organization to provide in-network rates for most prospective patients, unlike many of our competitors. We believe that this, in turn, promotes access to our services among patients, providers and facilities, which helps to support and grow our business. We have a broad distribution network to leverage with respect to timely and efficient delivery of products. We have strategically located small depots across the country based upon equipment volume and drive times to support our delivery fleet and help enhance operational success.

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Proven M&A success:   Our integrated technology platform includes scalable and centralized front-end and back office processes that facilitate the effective onboarding of potential acquisitions and help achieve cost synergies. We have demonstrated our ability to execute upon acquisitions, completing 86 transactions from our date of founding through December 31, 2020. As we continue to grow, we expect to deploy incrementally more capital and integrate substantially larger targets over time, which in turn we expect will be a source of continued growth for us.

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Experienced management team:   We are led by a proven management team with significant experience in the HME and healthcare services industries. The team has domain knowledge within the industry having been employed at various healthcare organizations throughout their careers. Multiple members of the management team have also built independent HME companies and have the proven ability to scale a business within the HME industry. Additionally, several members of the management team have experience within their specific roles in both private and public company settings. Given the complexity of the highly regulated industry in which we operate, we believe that management’s experience is a meaningful differentiator relative to our competitors.

Business Strategy
We aim to grow our revenue while expanding margins through targeted strategies for organic growth as well as opportunistic acquisitions that take advantage of our scalable, integrated technology platform.
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Drive market share gains in the HME market:   We plan to leverage our technological and clinical advantages as well as our relationships with key constituents across the HME supply chain to deepen our presence in the HME market. We have built a strong network of highly diversified referral relationships that our sales force will continue to grow to help expand market penetration in certain geographies. Primary referral sources include acute care hospitals, sleep laboratories, pulmonologist offices, skilled nursing facilities and hospice operators, with no one source accounting for a material portion of our revenue as of September 30, 2020. We believe that maintaining and broadening these relationships will drive organic growth. Our ability to provide many products across our contracted payors is particularly valuable, especially to providers and facilities that discharge patients with a variety of product needs and insurance coverages. While some of our HME competitors focus on certain specific product lines, we are able to offer a wide array of products to our customers. We believe that our strong referral relationships and broad product portfolio will help drive market share growth.
•
Grow through acquisitions:   The HME industry is highly fragmented, with more than 6,000 unique suppliers. We believe that ongoing reimbursement changes will continue the consolidation trend in the HME industry that has accelerated in recent years. We believe that, in the current environment, companies with the ability to scale operations possess competitive advantages that can drive volume to their platforms. As one of a limited number of national HME companies, we plan to continue to evaluate acquisitions and execute upon attractive opportunities to help drive growth.

•
Improve profitability with technology-enabled platform:   We plan to leverage our combined integrated technology system (based upon third-party applications and proprietary software products) to reduce costs and improve operational efficiency in our current business and the businesses we acquire. Through the third quarter of 2020, we have deployed our technology solutions with respect to the majority of our acquisitions and have worked to establish the ability to improve logistics performance and operating margins. The AeroCare Acquisition combines two of the industry’s leading technology platforms, which we intend to continue to improve to enhance our communications with referral sources and provide better patient service. Further, we believe both platforms are leaders in tech-enabled devices and are positioned to lead the shift to connected healthcare through our offerings of various connected devices designed to drive early interventions, reduce hospitalizations and improve outcomes, making us a value-add partner to payors, providers and patients.

•
Expand product portfolio:   In addition to our other growth initiatives, we also plan to augment our product portfolio to help drive growth. While we offer a suite of products to our referrers and patients, we have identified several key expansion opportunities, including products in the respiratory device, respiratory medicine, diabetes management, orthotic bracing and hospice HME markets. We believe that the AeroCare Acquisition greatly enhances the depth of our product offering in respiratory devices and medicine, allowing us to further address key clinical conditions which, in turn, is expected to help drive growth across our customer base. Our scale has helped us be successful in the past when bidding on Medicare contracts.

•
Utilize value-based reimbursement arrangements:   Our broad HME service offerings and technology-enabled infrastructure provide us with the opportunity to enter into value-based reimbursement arrangements with our payors and referrers (including large multi-specialty physician groups, hospital systems, and accountable care organizations) pursuant to which we provide certain HME services on a per-patient, per-month basis or shares in reduction of HME service costs over baseline periods. Such arrangements are attractive to risk-bearing providers (such as capitated medical groups) and payors wishing to reduce administrative costs related to HME services.

Recent Developments
AeroCare Financing
In connection with the entry into the Merger Agreement, we entered into a debt commitment letter, dated as of December 1, 2020 (the “Commitment Letter”), with Jefferies Finance LLC (“Jefferies Finance”) pursuant to which Jefferies Finance (together with any additional commitment parties party thereto) committed to provide to us (i) a senior secured term loan B facility in an aggregate principal amount of up to $900.0 million (the “Term B Facility”) and (ii) a senior unsecured bridge facility in an aggregate principal amount of up to $450.0 million (the “Bridge Facility”), on the terms and subject to certain conditions as described in the Commitment Letter. The Term B Facility commitment consists of $250.0 million to backstop a required amendment on our existing $250.0 million term loan A facility, which was received on December 14, 2020, and up to $650.0 million to finance the cash consideration payable in the AeroCare Acquisition and related fees and expenses. Additionally, on January 4, 2021, we issued $500.0 million aggregate principal amount of 4.625% Senior Notes due 2029 (the “Notes”). The proceeds from the Notes reduce commitments in respect of the Bridge Facility on a dollar-for-dollar basis, and as a result of the completion of such offering, we do not expect to enter into the Bridge Facility. On or prior to the consummation of the AeroCare Acquisition, the commitments in respect of the Term B Facility may be automatically reduced on a dollar-for-dollar basis by certain debt incurrences (excluding the Notes) and 50% of the net proceeds from equity issuances by us (including this offering). As a result of the reduction in the commitment for this offering, AdaptHealth currently intends to incur $486.7 million aggregate principal amount in new senior secured term loan borrowings in connection with the AeroCare Acquisition, which may include an incremental term loan A facility or a combination of a term loan B facility and an incremental term loan A facility. See “Use of Proceeds.”
For more information on the AeroCare Acquisition and the Commitment Letter, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Put/Call Agreement
We and AdaptHealth Holdings are party to the Put/Call Option and Consent Agreement, dated as of May 25, 2020, as amended on October 16, 2020, with BlueMountain Foinaven Master Fund L.P., BMSB L.P., BlueMountain Fursan Fund L.P. and BlueMountain Summit Opportunities Fund II (US) L.P. (the “Option Parties”), pursuant to which the parties were granted certain put and call rights with respect to our securities. On December 15, 2020, we purchased 1,898,967 shares of our Class A Common Stock from the Option Parties at a price per share of $15.76, pursuant to our call right (the “Call Exercise”), resulting in a $29.9 million payment to the Option Parties.
Up-C Unwinding
On December 31, 2020 and January 1, 2021, all members of AdaptHealth Holdings (other than us) elected to exchange the Consideration Units held thereby pursuant to the terms of the Exchange Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units (the “Exchange Agreement”), for shares of Class A Common Stock. As a result of these elections and the resulting exchanges, AdaptHealth Holdings is our wholly owned, indirect subsidiary, the Class A Common Stock is our only class of common stock outstanding and, for the fiscal year ending December 31, 2021, we will no longer be an “Up-C” (collectively, the “Up-C Unwinding”). The Up-C Unwinding is expected to reduce our tax compliance costs and enhance our ability to structure future acquisitions.
In addition, on December 7, 2020 prior to the Up-C Unwinding, certain members of our management elected to exchange an aggregate of 4,652,351 Consideration Units directly or indirectly held thereby for Class A Common Stock subject to the terms of the Exchange Agreement. We elected to deliver $44.3 million in cash as set forth in the Exchange Agreement in lieu of delivering shares of Class A Common Stock for 1,507,808 of such Consideration Units surrendered for exchange pursuant to the Exchange Agreement. The amount in cash delivered in lieu of shares of Class A Common Stock was an amount sufficient to permit such members of our management to satisfy their tax obligations in connection with such exchange.
Impact of the COVID-19 Pandemic
Our and AeroCare’s priorities during the COVID-19 pandemic remain protecting the health and safety of our respective employees (including patient-facing employees providing respiratory and other services), maximizing the availability of our respective services and products to support patient health needs, and maintaining the operational and financial stability of our respective businesses.
In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, we and AeroCare activated certain business interruption protocols, including acquisition and distribution of personal protective equipment to our respective patient-facing employees, accelerated capital expenditures of certain products and relocation of significant portions of our respective workforces to “work-from-home” status. We also increased our cash liquidity by, among other things, seeking recoupable advance payments of $45.8 million made available by CMS under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) legislation, which were received in April 2020. AeroCare secured a $20.0 million incremental loan facility in April 2020. In addition, in April 2020, we received distributions of the CARES Act provider relief funds of $17.2 million, and AeroCare received $13.8 million, targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes.
As a result of these actions, and the lack of disruption to date of our respective vendors’ ability to supply product despite the COVID-19 pandemic, we and AeroCare have been able to substantially maintain our respective operations. The U.S. Department of Health and Human Services (“HHS”) has indicated that the CARES Act provider relief funds are subject to ongoing reporting and changes to the terms and conditions. We are currently in the process of determining how much of the CARES Act provider relief funds we and AeroCare will be entitled to based on the terms and conditions of the program, including recent guidance issued by HHS in October 2020. To the extent that reporting requirements and terms and conditions are modified, it may affect our and AeroCare’s ability to comply and may require the return of funds. Furthermore, HHS has indicated that it will be closely monitoring and, along with the Office of Inspector General of the Department of Health and Human Services (the “OIG-HHS”), auditing providers to ensure that recipients comply with the terms and conditions of relief programs and to prevent fraud and abuse. For any deliberate omissions, misrepresentations or falsifications of any information given to HHS, providers may be subject to civil, criminal, and administrative penalties, including the revocation of Medicare billing privileges, exclusion from federal health care programs, and the imposition of fines, civil damages, and imprisonment.
While the impact of the COVID-19 pandemic, the National Emergency Declaration and the various state and local government imposed stay-at-home restrictions did not have a material impact on our consolidated operating results for the three months ended March 31, 2020, we and AeroCare began to experience declines in net revenues commencing in April 2020 with respect to certain services associated with elective medical procedures (such as commencement of new CPAP services and medical equipment and, in our case, orthopedic supply related to facility discharges), and commencement of bi-PAP services on behalf of new patients. In response to these declines, as well as specific over-staffing conditions associated with recently completed acquisitions, we conducted a workforce assessment and implemented a reduction in force in April 2020, resulting in the elimination of approximately 6% of our workforce. In connection with the workforce reductions, we incurred a one-time charge for severance and related expenses of approximately $1.6 million.
Offsetting the declines in net revenues associated with the decline in elective medical procedures, we and AeroCare continue to experience an increase in net revenue associated with increased demand for certain respiratory products (such as oxygen) and increased sales in our resupply businesses (primarily as a result of the increased ability to contact patients at home as a result of continuing remote education and work-from-home directives). From April 2020 through September 2020, we also experienced an increase in revenue associated with the one-time sale of certain respiratory equipment (primarily ventilators, bi-level PAP devices and oxygen concentrators) to hospitals and local health agencies. Additionally, suspension of Medicare sequestration through December 31, 2020 (resulting in a 2% increase in Medicare payments to all providers), and recent regulatory guidance from CMS expanding telemedicine and reducing documentation requirements during the emergency period, are expected to result in increased net revenues for certain products and services. Despite the ongoing effects of the COVID-19 pandemic throughout the summer and fall of 2020, our volume of new CPAP and bi-PAP services has substantially rebounded from April 2020 levels; however, there can be no assurance that these services will not decline in connection with a resurgence of the COVID-19 pandemic or otherwise.
The full extent of the impact of the continuing COVID-19 pandemic on our and AeroCare’s respective businesses, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict. For additional information on risk factors that could impact our and AeroCare’s results, please refer to “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

The Offering
Shares Offered by Us
7,250,000 shares of Class A Common Stock
Shares Offered by the Selling Stockholder
750,000 shares of Class A Common Stock
Underwriters’ Option to Purchase Additional Shares from Us
Up to 1,200,000 shares of Class A Common Stock
Shares Outstanding Immediately After this Offering
95,680,112 shares of Class A Common Stock (or 96,880,112 shares of Class A Common Stock if the underwriters exercise their option to purchase additional shares in full) and no shares of Class B Common Stock.
Use of Proceeds
We expect that the net proceeds to us from this offering will be approximately $226.6 million (or $264.4 million if the underwriters exercise their option to purchase additional shares in full). We intend to use approximately half of the net proceeds of the shares offered by us in this offering, together with senior secured term loan borrowings, the net proceeds from the issuance of unsecured senior notes and cash on hand, to finance the AeroCare Acquisition (as defined herein) and to pay related fees and expenses, and the remainder for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital. We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholder. See “Use of Proceeds.”
Risk Factors
See the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A Common Stock.
Trading Market and Ticker Symbol
Our Class A Common Stock is listed on Nasdaq under the symbol “AHCO.”
The number of issued and outstanding shares is based on 88,430,112 shares of Class A Common Stock and no shares of Class B Common Stock outstanding as of January 1, 2021 and does not include (i) 1,534,563 shares of Class A Common Stock available for future issuance as of January 1, 2021 under the AdaptHealth Corp. 2019 Stock Incentive Plan, (ii) 4,280,548 shares of Class A Common Stock issuable upon the exercise of private placement warrants as of January 1, 2021 or (iii) 16,356,002 shares of Class A Common Stock issuable upon the conversion of the 163,560.02 shares of Series B-1 Preferred Stock outstanding as of January 1, 2021 at the current conversion rate.
Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares. Unless we specifically state otherwise, this prospectus supplement also does not give effect to the issuance of 31 million shares of Class A Common Stock (on an as converted basis) in connection with the AeroCare Acquisition.
For additional information concerning the offering, see the section titled “Underwriting.”

Summary Historical Consolidated Financial Data of AdaptHealth Corp.
The following table presents AdaptHealth’s summary historical consolidated financial data. The consolidated statements of operations and cash flows for the years ended December 31, 2019 and 2018 and the consolidated balance sheets as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements incorporated by reference herein. The consolidated statements of operations and cash flows for the year ended December 31, 2017 and the consolidated balance sheet as of December 31, 2017 have been derived from our audited consolidated financial statements not incorporated by reference herein.
The summary consolidated statements of operations and cash flows for the nine months ended September 30, 2020 and 2019 and the consolidated balance sheets as of September 30, 2020 and 2019 have been derived from our unaudited condensed consolidated financial statements incorporated by reference herein. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the financial position and results of operations as of the dates and for the periods indicated. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. Historical results are not necessarily indicative of future operating results.
	Year ended December 31,			Nine months ended September 30
	2017	2018	2019	2019	2020
	(audited)			(unaudited)
Consolidated statements of operations data:
(in thousands)
Net revenue	$192,559	$345,278	$529,644	$380,103	$707,960
Operating income (loss)	16,088	31,091	29,696	28,982	39,040
Net income (loss) attributable to AdaptHealth Corp.	9,687	23,260	(14,996)	(11,570)	1,386
Consolidated statements of cash flows data:
(in thousands)
Net cash provided by operating activities	$45,930	$68,427	$60,418	$43,174	$145,287
Net cash used in investing activities	(15,077)	(96,284)	(84,870)	(62,399)	(627,097)
Net cash provided by (used in) financing activities	(30,263)	48,768	76,144	2,862	677,250
Balance sheet data (as of period end):
(in thousands)
Cash and cash equivalents	$4,274	$25,186	$76,878	$8,823	$272,318
Total assets	111,984	368,957	546,121	427,987	1,548,826
Total liabilities	112,621	266,188	575,370	564,685	1,109,111
Total long-term debt, including current portion	54,781	134,185	396,833	419,432	731,209
Total stockholders’ equity (deficit) / members’ equity (deficit)	(637)	102,769	(29,249)	(136,698)	439,715
Other financial data:
(in thousands)
EBITDA	$43,580	$77,569	$90,142	$71,938	$91,585
Adjusted EBITDA	45,035	84,447	123,021	89,352	126,254
Adjusted EBITDA less Patient Equipment Capex	19,186	45,083	75,601	53,763	83,971

The following table reconciles net income (loss) attributable to AdaptHealth Corp., the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex.
Management believes the presentation of these measures is relevant and useful because it allows investors to view our performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. EBITDA, Adjusted EBITDA, and Adjusted EBITDA less Patient Equipment Capex, as management defines them, may not be comparable to EBITDA, Adjusted EBITDA, Adjusted EBITDA less Patient Equipment or similarly titled measurements used by other companies. Items added into our calculation of EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex that will not occur on a continuing basis may have associated cash payments. EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should be viewed in conjunction with measurements that are computed in accordance with GAAP. A reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex to net income (loss) attributable to AdaptHealth Corp., the most closely comparable financial measure calculated in accordance with GAAP, is set forth in the table below.
	Year ended December 31,			Nine months ended September 30,
	2017	2018	2019	2019	2020
	(audited)			(unaudited)
Non-GAAP reconciliation:
(in thousands)
Net income (loss) attributable to AdaptHealth Corp.	$9,687	$23,260	$(14,996)	$(11,570)	$1,386
Income attributable to noncontrolling interest	580	1,077	2,111	1,336	2,222
Interest expense (income) – Excluding change in fair value of interest rate swaps	5,041	8,000	27,878	19,292	27,826
Interest expense (income) – Change in fair value of interest rate swaps	—	(547)	11,426	12,359	—
Income tax expense (benefit)	249	(2,098)	1,156	5,444	2,290
Depreciation and amortization	27,816	47,877	62,567	45,077	57,861
Loss from discontinued operations, net of tax	207	—	—	—	—
EBITDA	$43,580	$77,569	$90,142	$71,938	$91,585
Loss on extinguishment of debt, net(a)	324	1,399	2,121	2,121	5,316
Equity-based compensation expense(b)	49	884	11,070	5,806	10,969
Transaction costs(c)	—	2,514	15,984	8,232	16,612
Severance(d)	826	1,920	2,301	721	3,245
Other non-recurring (income) expense(e)	256	161	1,403	534	(1,473)
Adjusted EBITDA	$45,035	$84,447	$123,021	$89,352	$126,254
Less: Patient equipment capex(f)	(25,849)	(39,364)	(47,420)	(35,589)	(42,283)
Adjusted EBITDA less Patient Equipment Capex	$19,186	$45,083	$75,601	$53,763	$83,971

(a)
Represents write offs of deferred financing costs in 2020, 2019 and 2018 and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment in 2018.

(b)
Represents equity-based compensation expense to employees and non-employee directors. The higher expense for the nine months ended September 30, 2020 versus the comparable prior year period is due to year-to-date expense for awards granted in late 2019, and overall increased equity-compensation grant activity in 2020. The expense for the year ended December 31, 2019 includes expense resulting from accelerated vesting and modification of certain awards in that period.

(c)
Represents transaction costs related to acquisitions, certain 2019 recapitalization transactions, and the Business Combination.

(d)
Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)
The nine months ended September 30, 2020 includes $2.9 million of reductions in the fair value of contingent consideration liabilities related to acquisitions, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement and $0.5 million of other non-recurring expenses. The year ended December 31, 2019 includes a net $0.9 million increase in the fair value of contingent consideration liabilities and $0.5 million of other non-recurring expenses.

(f)
Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Summary Historical Consolidated Financial Data of AeroCare
The following table presents AeroCare’s summary historical consolidated financial data. The consolidated statements of operations and cash flows for the years ended December 31, 2019 and 2018 and the consolidated balance sheets as of December 31, 2019 and 2018 have been derived from AeroCare’s audited consolidated financial statements incorporated by reference herein.
The summary consolidated statements of operations and cash flows for the nine months ended September 30, 2020 and 2019 and the consolidated balance sheet as of September 30, 2020 have been derived from AeroCare’s unaudited consolidated financial statements incorporated by reference herein. AeroCare’s unaudited consolidated financial statements have been prepared on the same basis as its audited consolidated financial statements and, in the opinion of AeroCare’s management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the financial position and results of operations as of the dates and for the periods indicated. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. Historical results are not necessarily indicative of future operating results.
	Year ended December 31,		Nine months ended September 30,
	2018	2019	2019	2020
	(audited)		(unaudited)
Consolidated statements of operations data:
(in thousands)
Net revenue	$393,418	$533,649	$379,245	$497,664
Operating income (loss)	25,555	47,199	33,792	60,895
Net income	15,889	30,422	22,031	43,935
Consolidated statements of cash flows data:
(in thousands)
Net cash provided by operating activities	$91,202	$110,982	$78,125	$125,012
Net cash used in investing activities	(109,751)	(134,138)	(83,734)	(128,073)
Net cash provided by (used in) financing activities	32,212	13,897	(4,227)	18,828
Balance sheet data (as of period end):
(in thousands)
Cash and cash equivalents	$25,709	$16,450		$32,217
Total assets	324,715	410,641		496,937
Total liabilities	319,310	480,096		522,982
Total long-term debt, including current portion	233,238	367,170		389,202
Total redeemable convertible preferred stock	37,179	97,086		103,092
Total stockholders’ equity (deficit)	(31,774)	(166,541)		(129,137)
Other financial data:
(in thousands)
EBITDA	$83,750	$121,745	$86,810	$128,255
Adjusted EBITDA	87,042	124,655	89,407	129,979
Adjusted EBITDA less Patient Equipment Capex	21,190	41,039	27,987	59,867
The following table reconciles net income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex.
EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are not calculated or presented in accordance with GAAP. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP.
	Year ended December 31,		Nine months ended September 30,
	2018	2019	2019	2020
	(audited)		(unaudited)
Non-GAAP reconciliation: (in thousands)
Net income	$15,889	$30,422	$22,031	$43,935
Interest expense	7,610	14,370	9,766	11,486
Income tax expense (benefit)	3,036	4,001	2,694	8,179
Depreciation and amortization expense	57,215	72,952	52,319	64,655
EBITDA	$83,750	$121,745	$86,810	$128,255
Loss on extinguishment of debt, net	1,227	1,509	1,509	—
Equity-based compensation expense	2,065	1,401	1,088	1,724
Adjusted EBITDA	$87,042	$124,655	$89,407	$129,979
Less: Patient equipment capex	(65,852)	(83,616)	(61,420)	(70,112)
Adjusted EBITDA less Patient Equipment Capex	$21,190	$41,039	$27,987	$59,867

Summary Unaudited Pro Forma Condensed Combined Financial Information of AdaptHealth Corp.
The following summary unaudited pro forma condensed combined financial information presents the summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 and the summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2020 and the year ended December 31, 2019 based upon the combined historical financial statements of AdaptHealth Corp. (“AdaptHealth”), the Patient Care Solutions business (“PCS”), Solara Medical Supplies, LLC (“Solara”) and AeroCare Holdings, Inc. and its subsidiaries (“AeroCare”), after giving effect to (1) AdaptHealth’s acquisition of PCS on January 2, 2020 (the “PCS Acquisition”), (2) AdaptHealth’s acquisition of Solara on July 1, 2020 (the “Solara Acquisition”), (3) AdaptHealth’s recently announced proposed acquisition of AeroCare (the “AeroCare Acquisition”), which is expected to close in the first quarter of 2021, subject to certain customary closing conditions and regulatory approvals, (4) the issuance of the shares of Class A Common Stock offered in connection with this offering, and related adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information of AdaptHealth Corp.” This offering is not conditioned on the consummation of the AeroCare Acquisition or the related transactions, and there can be no assurance that the AeroCare Acquisition or any of the related transactions described herein will close.
The summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2020 and for the year ended December 31, 2019 gives pro forma effect to the PCS Acquisition, the Solara Acquisition, the AeroCare Acquisition, and the issuance of the shares of Class A Common Stock offered hereby, as if they had occurred on January 1, 2019. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives pro forma effect to the AeroCare Acquisition and the issuance of the shares of Class A Common Stock offered hereby as if they were completed on September 30, 2020. This summary unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of AdaptHealth Corp., PCS, Solara and AeroCare incorporated by reference herein.
This summary unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the PCS Acquisition, the Solara Acquisition, the AeroCare Acquisition and the issuance of shares of Class A Common Stock offered in connection with this offering had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. This summary unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings resulting from favorable vendor pricing had AdaptHealth owned PCS, Solara and AeroCare in the periods indicated above, or any integration costs and benefits from restructuring plans.
	Year ended December 31, 2019	Nine months ended September 30, 2020
Consolidated statements of operations data:
(in thousands)
Net revenue	$1,375,750	$1,288,779
Operating income	56,933	99,820
Net income (loss) attributable to AdaptHealth Corp.	(49,227)	9,245(a)
Balance sheet data (as of period end):
(in thousands)
Cash and cash equivalents		$374,653
Total assets		3,882,571
Total liabilities		2,175,630
Total stockholders’ equity attributable to AdaptHealth Corp.		1,715,856

(a)
For the twelve months ended September 30, 2020, AdaptHealth generated consolidated net loss attributable to AdaptHealth Corp. of $1 million and Adjusted EBITDA of $488 million, which is pro forma for the acquisition of AeroCare and the other transactions described above and adjusted to include $50 million of estimated pre-tax annual cost savings associated with the AeroCare Acquisition and the acquisition of $81.7 million in Adjusted EBITDA from 18 acquisitions by AdaptHealth and $12.5 million in Adjusted EBITDA from 12 acquisitions by AeroCare, in each case completed after September 30, 2019 and including twelve months of Adjusted EBITDA as well as expected cost synergies related to such acquisitions. Such figures are unaudited and have not been reviewed by AdaptHealth’s or AeroCare's independent auditors.

RISK FACTORS
Investment in our Class A Common Stock involves a high degree of risk. You should consider carefully the following risks and the risks and uncertainties described under the heading “Risk Factors” in the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our subsequent Quarterly Reports on Form 10-Q, and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, before you decide whether to purchase any of our Class A Common Stock. These risks could materially adversely affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. In addition, the exposure of AeroCare’s business to certain of the risks below, in the accompanying prospectus and in the documents incorporated by reference herein and therein could potentially be different or greater for the combined company after the consummation of the AeroCare Acquisition. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Risks Related to the AeroCare Acquisition
The AeroCare Acquisition is subject to conditions, including certain conditions that may not be satisfied, and it may not be completed on a timely basis, or at all. Failure to complete the AeroCare Acquisition could have material and adverse effects on us.
On December 1, 2020, we entered into the Merger Agreement in connection with the AeroCare Acquisition. The completion of the AeroCare Acquisition is subject to a number of conditions, which make both the completion and the timing of completion of the AeroCare Acquisition uncertain. Also, either AeroCare or we may terminate the Merger Agreement under certain circumstances described therein, including if the AeroCare Acquisition has not been completed by May 31, 2021 (subject to extension under certain circumstances), unless the failure of the AeroCare Acquisition to be completed has resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations. We will be required to pay a termination fee to AeroCare equal to $60 million if the Merger Agreement is terminated for breach by us that primarily gives rise to the failure of certain conditions to closing of AeroCare or for our failure to close when required.
If the AeroCare Acquisition is not completed on a timely basis, or at all, our ongoing business may be adversely affected. Additionally, in the event the AeroCare Acquisition is not completed, the Company will be subject to a number of risks without realizing any of the benefits of having completed the AeroCare Acquisition, including the following:
•
we will be required to pay our costs relating to the AeroCare Acquisition, such as legal, accounting and financial advisory fees, whether or not the AeroCare Acquisition is completed;

•
time and resources committed by our management to matters relating to the AeroCare Acquisition could otherwise have been devoted to pursuing other beneficial opportunities; and

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the market price of our securities could decline to the extent that the current market price reflects a market assumption that the AeroCare Acquisition will be completed, or to the extent that the AeroCare Acquisition is fundamental to our business strategy.

The incurrence of indebtedness to fund the AeroCare Acquisition may impact our financial position and subject us to additional financial and operating restrictions.
In connection with the AeroCare Acquisition, we expect to incur a substantial amount of additional indebtedness, including as a result of the issuance of the Notes and the other financing transactions described in “Prospectus Supplement Summary — Recent Developments — AeroCare Financing.” Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. The combined company may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
The incurrence of indebtedness in connection with the issuance of the Notes and additional senior secured term loan borrowings will subject us to additional financial and operating covenants, which may limit our flexibility in responding to our business needs. If we are not able to maintain compliance with stated financial covenants or if we breach other covenants in any debt agreement, we could be in default under such agreement. Such a default could allow our creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies.
Our overall leverage and terms of our financing could, among other things:
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make it more difficult to satisfy our obligations under the terms of our indebtedness;

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limit our ability to refinance our indebtedness on terms acceptable to us or at all;

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limit our flexibility to plan for and adjust to changing business and market conditions and increase our vulnerability to general adverse economic and industry conditions;

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require us to dedicate a substantial portion of our cash flows to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future acquisitions, working capital, business activities, and other general corporate requirements; and

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limit our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward.

The unaudited pro forma condensed combined financial information for AdaptHealth included in this prospectus supplement is preliminary, and our actual financial position and operations after the AeroCare Acquisition may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus supplement.
The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the AeroCare Acquisition and other transactions described therein been completed on the dates indicated. Our actual results and financial position after the AeroCare Acquisition and other transactions described therein may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this prospectus supplement.
We may experience difficulties in integrating the operations of AeroCare into our business and in realizing the expected benefits of the AeroCare Acquisition.
The success of the AeroCare Acquisition will depend in part on our ability to realize the anticipated business opportunities from combining the operations of AeroCare with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the AeroCare Acquisition, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of AeroCare with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the AeroCare Acquisition, and our business, results of operations and financial condition could be materially and adversely affected.
We have incurred significant costs in connection with the AeroCare Acquisition. The substantial majority of these costs are non-recurring expenses related to the AeroCare Acquisition. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed combined financial information included herein. We may incur additional costs in the integration of AeroCare’s business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the AeroCare Acquisition.

Risks Relating to the Offering and Our Class A Common Stock
This offering is not conditioned upon the closing of the AeroCare Acquisition. If the AeroCare Acquisition does not close, we will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
The offering will be consummated prior to the closing of the AeroCare Acquisition and we intend to use approximately half the net proceeds of the shares offered by us in this offering, together with senior secured term loan borrowings, the net proceeds from the issuance of unsecured senior notes and cash on hand, to finance the AeroCare Acquisition and to pay related fees and expenses, and the remainder for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital. See “Use of Proceeds.” The AeroCare Acquisition is expected to close in the first quarter of 2021, however, there can be no assurance that all of the conditions to closing will be satisfied, or, if they are, as to the timing of such satisfaction. As a result, the AeroCare Acquisition may be delayed or not close at all.
This offering is not conditioned on the completion of the AeroCare Acquisition, and our management will have broad discretion as to the application of a portion of the net proceeds from this offering, or as to the application of all of the net proceeds from this offering if the AeroCare Acquisition does not close. Accordingly, if you decide to purchase Class A Common Stock in this offering, you should be willing to do so whether or not we complete the AeroCare Acquisition. In the event that we fail to consummate the AeroCare Acquisition, we will have issued a significant number of additional shares of Class A Common Stock and we will not have acquired the revenue-generating assets that would be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the AeroCare Acquisition could adversely affect our earnings per share and our ability to make distributions to stockholders.
Our management might not apply our net proceeds in ways that ultimately increase the value of any investment in our Class A Common Stock. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
Our only significant assets are the ownership of AdaptHealth Holdings, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.
We have no direct operations and no significant assets other than the ownership of AdaptHealth Holdings. We depend on AdaptHealth Holdings and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A Common Stock. Legal and contractual restrictions in agreements governing the indebtedness of AdaptHealth Holdings and its subsidiaries may limit our ability to obtain cash from AdaptHealth Holdings. The earnings from, or other available assets of, AdaptHealth Holdings and its subsidiaries may not be sufficient to enable us to satisfy our financial obligations or pay any dividends on our Class A Common Stock. Prior to the Up-C Unwinding, AdaptHealth Holdings was classified as a partnership for U.S. federal income tax purposes and, as such, was generally not subject to entity-level U.S. federal income tax. Instead, taxable income was allocated to holders of AdaptHealth Units, including us. As a result, we generally incurred taxes on our allocable share of any net taxable income generated by AdaptHealth Holdings. Under the terms of the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019, AdaptHealth Holdings was obligated to make tax distributions to holders of AdaptHealth Units, including us, except to the extent such distributions would render AdaptHealth Holdings insolvent or were otherwise prohibited by law or the terms of AdaptHealth’s credit facility. After the Up-C Unwinding, AdaptHealth Holdings is our wholly owned, indirect subsidiary and, as such, we incur taxes on all of its net taxable income. In addition to our tax obligations, we also incur expenses related to our operations and our interests in AdaptHealth Holdings, including costs and expenses of being a publicly traded company, all of which could be significant. To the extent that we require funds and AdaptHealth Holdings or its subsidiaries are restricted from making distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment.
As an active market for our Class A Common Stock continues to develop, the trading price of our Class A Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Class A Common Stock and our Class A Common Stock may trade at prices significantly below the price you paid for it. In such circumstances, the trading price of our Class A Common Stock may not recover and may experience a further decline.
Factors affecting the trading price of our Class A Common Stock may include:
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the COVID-19 pandemic;

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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about our operating results;

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success of competitors;

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our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning AdaptHealth or the home medical equipment industry in general;

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operating and stock price performance of other companies that investors deem comparable to us;

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our ability to market new and enhanced products on a timely basis;

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changes in laws and regulations affecting our business;

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our ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of our Class A Common Stock available for public sale;

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any major change in our board of directors or management;

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sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Class A Common Stock, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our Class A Common Stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that are applicable to us.
As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we are required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of AdaptHealth Holdings as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that became applicable to us after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Class A Common Stock. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.
Certain of our principal stockholders have significant influence over us.
As of January 1, 2021, Q Management Services (PTC) Ltd., as Trustee of Everest Trust, will beneficially own approximately 15.6% of our Class A Common Stock, assuming the exercise of 665,628 private placement warrants held by Clifton Bay Offshore Investments L.P. and 41,473 private placement warrants held by Quadrant Management LLC. As of January 1, 2021, the OEP Purchaser will beneficially own approximately 14.4% of our Class A Common Stock. As long as Q Management Services (PTC) Ltd., as Trustee of the Everest Trust, and/or the OEP Purchaser own or control a significant percentage of our outstanding voting power, they will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment to our Second Amended and Restated Certificate of Incorporation (our “Charter”) or Amended and Restated Bylaws (our “Bylaws”), or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.
The interests of Q Management Services (PTC) Ltd., as Trustee of the Everest Trust, and/or the OEP Purchaser may not align with the interests of our other stockholders. Each of Q Management Services (PTC) Ltd., as Trustee of the Everest Trust, and the OEP Purchaser is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Each of Q Management Services (PTC) Ltd., as Trustee of the Everest Trust, and the OEP Purchaser may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Our Charter provides that our stockholders and our directors, including any who were designated by any of our stockholders, other than any such persons who are employees of us or any of our subsidiaries, do not have any obligation to offer to us any corporate opportunity of which he or she may become aware prior to offering such opportunities to other entities with which they may be affiliated, subject to certain limited exceptions.
We will continue to incur significant increased expenses and administrative burdens as a result of being a public company, which could have a material adverse effect on our business, financial condition and results of operations.
We will continue to face increased legal, accounting, administrative and other costs and expenses as a public company that AdaptHealth Holdings did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements require us to carry out activities AdaptHealth had not prior to the Business Combination. In addition, additional expenses associated with SEC reporting requirements will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs to remediate those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Certain of AdaptHealth’s management has limited experience in operating a public company.
Certain of AdaptHealth’s executive officers and directors have limited experience in the management of a publicly traded company. AdaptHealth’s management team may not successfully or effectively manage its transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
Our ability to successfully operate our business is largely dependent upon the efforts of certain key personnel of AdaptHealth, including the key personnel of AdaptHealth who have stayed with us following the Business Combination. The loss of such key personnel could negatively impact our operations and financial results.
Our ability to successfully operate our business is dependent upon the efforts of certain key personnel of AdaptHealth. It is possible that AdaptHealth will lose some key personnel, the loss of which could negatively impact our operations and profitability. Furthermore, certain of the key personnel of AdaptHealth may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.
Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell our Class A Common Stock for a price greater than that which you paid for it.
We are required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.
The Tax Receivable Agreement, which we entered into at the Closing with certain pre-Business Combination owners of AdaptHealth Holdings (collectively, the “TRA Holders”), generally provides for the payment by us of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Access Point Medical, Inc. existing prior to the Business Combination; (ii) certain increases in tax basis resulting from exchanges of AdaptHealth Units; (iii) imputed interest deemed to be paid by us as a result of payments we make under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant and is dependent upon significant future events and assumptions, including the timing of the exchanges of AdaptHealth Units, the price of our Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging TRA Holder’s tax basis in its AdaptHealth Units at the time of the relevant exchange. The amount of such cash payments is also based on assumptions as to the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. We are dependent on distributions from AdaptHealth Holdings to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable us to make our required payments under the Tax Receivable Agreement, or at all. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the TRA Holders maintaining a continued ownership interest in AdaptHealth Holdings or us.
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement, if we undergo a change of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.
As a result of the foregoing, (i) we could be required to make cash payments to the TRA Holders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.
We will not be reimbursed for any payments made to TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.
We will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.
Certain of the TRA Holders have substantial control over us, and their interests, along with the interests of other TRA Holders, in our business may conflict with the interests of our stockholders.
The TRA Holders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their AdaptHealth Units, including the issuance of shares of our Class A Common Stock upon any such redemption or exchange. As a result, the interests of the TRA Holders may conflict with the interests of holders of our Class A Common Stock. For example, the TRA Holders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of TRA Holders even in situations where no similar considerations are relevant to us.
Our warrants may have an adverse effect on the market price of our Class A Common Stock.
Simultaneously with the closing of our IPO, we issued in a private placement an aggregate of 4,333,333 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share. As of January 1, 2021, there were 4,280,548 private placement warrants outstanding. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A Common Stock.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we plan to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023. AdaptHealth had revenues for the year ended December 31, 2019 of $529.6 million and its revenues for the nine months ended September 30, 2020 were $708.0 million. If we continue to expand our business through acquisitions and/or continue to grow revenues organically, or if we continue to issue debt, including to fund such acquisitions, we may cease to be an emerging growth company prior to December 31, 2023. For instance, we expect to exceed $1.07 billion in revenue for the year ended December 31, 2021, meaning we would no longer be an emerging growth company as of December 31, 2021.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in

Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies are required to adopt the new or revised standard. Investors may find our Class A Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our Class A Common Stock and its stock price may be more volatile.
We are also currently a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; may be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.
Our Charter requires that the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America be the exclusive forums for substantially all disputes between us and our stockholders, which may have the effect of discouraging lawsuits against our directors and officers.
Our Charter requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Our Charter further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against our directors and officers. If a court were to find either exclusive forum provision in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business. Although the Delaware Supreme Court recently held that exclusive forum provisions of federal district courts of the United States of America for resolving any complaint asserting a cause of action arising under the Securities Act are facially valid, courts in other jurisdictions may find such provisions to be unenforceable.

USE OF PROCEEDS
We expect that the net proceeds to us from this offering will be approximately $226.6 million (or $264.4 million if the underwriters exercise their option to purchase additional shares in full). We expect to use approximately half the net proceeds of the shares offered by us in this offering, together with senior secured term loan borrowings, the net proceeds from the issuance of unsecured senior notes and cash on hand, to finance the AeroCare Acquisition and to pay related fees and expenses, and the remainder for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital. We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholder. However, we have agreed to pay expenses incurred by the selling stockholder in connection with the offering, other than the underwriting discounts and commissions.
The completion of this offering is not contingent on the completion of the AeroCare Acquisition. In the event that the AeroCare Acquisition does not close for any reason, then all of the net proceeds to us from this offering would be available for general corporate purposes. Accordingly, if you decide to purchase Class A Common Stock in this offering, you should be willing to do so whether or not we complete the AeroCare Acquisition. See “Risk Factors — Risks Relating to the Offering and Our Class A Common Stock — This offering is not conditioned upon the closing of the AeroCare Acquisition. If the AeroCare Acquisition does not close, we will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.”
The following table assumes that the AeroCare Acquisition will be consummated and illustrates the estimated sources and uses of funds for the AeroCare Acquisition, including a portion of the net proceeds from this offering. Actual amounts may vary from the estimated amounts.
Sources of funds		Uses of funds
($ in millions)
New senior secured term loan(1)	$486.7
Unsecured senior notes	500
Common stock issued to AeroCare shareholders(2)	1,051	Common stock issued to AeroCare shareholders(2)	$1,051
Class A Common Stock offered hereby(3)	113.3	Cash consideration paid to AeroCare shareholders or to repay existing AeroCare indebtedness(4)	1,100
Cash on balance sheet	43.2	Transaction fees and expenses(5)	43.2
Total sources of funds	$2,194.2	Total uses of funds	$2,194.2

(1)
Represents $486.7 million aggregate principal amount in new senior secured term loan borrowings expected in connection with the AeroCare Acquisition. In connection with the Merger Agreement, we entered into the Commitment Letter, pursuant to which Jefferies Finance (together with any additional commitment parties party thereto) committed to provide to us the Term B Facility. The definitive documentation governing the Term B Facility has not been finalized, and, accordingly, the actual amounts borrowed and terms thereof may differ from the description of such terms in the Commitment Letter. On or prior to the consummation of the AeroCare Acquisition, the commitments in respect of the Term B Facility may be automatically reduced on a dollar-for-dollar basis by certain debt incurrences (excluding the Notes) and 50% of the net proceeds from equity issuances by us (including this offering). As a result of the reduction in the commitment for this offering, AdaptHealth currently intends to incur $486.7 million aggregate principal amount in new senior secured term loan borrowings in connection with the AeroCare Acquisition, which may include an incremental term loan A facility or a combination of a term loan B facility and an incremental term loan A facility.

(2)
Represents shares of Class A Common Stock and shares of Series C Preferred Stock, representing, in the aggregate, on an as-converted basis, the economic equivalent of 31 million shares of Class A Common Stock (which were valued at $926 million based on the closing price on the date prior to announcement of the transaction and $1.1 billion based on the closing price as of January 5, 2021).

(3)
Represents half of the net proceeds from this offering.

(4)
A portion of the cash consideration paid to AeroCare will be used to repay existing AeroCare indebtedness.

(5)
Represents estimated fees and expenses associated with the AeroCare Acquisition, including OID and upfront fees, commitment, placement and other financing and investment banking fees and other transaction costs and professional fees.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2020:
•
on an actual basis; and

•
on an as adjusted basis to give effect to the issuance of 7,250,000 new shares of our Class A Common Stock in this offering at a public offering price of $33.00 per share, after deducting the underwriting discount and commissions and estimated offering expenses payable by us; and

•
on a pro forma as adjusted basis to give further effect to (1) the AeroCare Acquisition, including the payment of $1.1 billion of cash consideration (and the application of half the net proceeds from this offering therefor) and the issuance of 31 million shares of Class A Common Stock (on an as converted basis) to the AeroCare shareholders pursuant to the Merger Agreement, (2) the incurrence of $986.7 million aggregate principal amount of incremental debt in connection with the AeroCare Acquisition and (3) $43.2 million estimated related financing and acquisition costs.

This offering is not conditioned on the consummation of the AeroCare Acquisition or the related transactions, and there can be no assurance that the AeroCare Acquisition or any of the related transactions described herein will close.
You should read this table together with our consolidated financial statements and other financial information incorporated by reference herein.
	At September 30, 2020
(in thousands, except share data)	Actual	As Adjusted(1)	Pro Forma As Adjusted(1)
Cash and cash equivalents(2)	$272,318	$498,954	$374,653
Debt:
Long-term debt, less current portion(3)	$722,730	$722,730	$1,671,345
Current portion of long-term debt(3)	8,479	8,479	13,346
Total debt(3)	$731,209	$731,209	$1,684,691
Shareholders’ equity:
Class A Common Stock, par value of $0.0001 per share, 210,000,000 shares authorized; 62,680,967 shares issued and outstanding (actual), 69,930,967 shares issued and outstanding (as adjusted), 100,930,967 shares issued and outstanding (pro forma as adjusted)(4)	$6	$7	$10
Class B Common Stock, par value of $0.0001 per share, 35,000,000 shares authorized; 25,874,704 shares issued and outstanding (actual, as adjusted, pro forma as adjusted)(5)	3	3	3
Preferred Stock, par value $0.0001 per share, 5,000,000 shares authorized (actual, as adjusted, pro forma as adjusted):
Series A Preferred Stock, 0 shares issued and outstanding (actual, as adjusted, pro forma as adjusted)	—	—	—
Series B-1 Preferred Stock, 183,560.02 shares issued and outstanding (actual, as adjusted, pro forma as adjusted)(6)	1	1	1
Series B-2 Preferred Stock, 0 shares issued and outstanding (actual, as adjusted, pro forma as adjusted)	—	—	—
Additional paid-in capital	476,861	703,496	1,754,083
Accumulated deficit	(23,130)	(23,130)	(33,130)
Accumulated other comprehensive loss	(5,111)	(5,111)	(5,111)
Total stockholders’ equity attributable to AdaptHealth Corp.	$448,630	$675,266	$1,715,856
Total capitalization	$1,179,839	$1,406,475	$3,400,547

(1)
Assumes that the underwriters’ option is not exercised.

(2)
As adjusted and pro forma as adjusted cash and cash equivalents does not reflect the cash purchase price for acquisitions completed subsequent to September 30, 2020 or the payment by the Company in December 2020 of (i) $29.9 million to the Option Parties pursuant to the Call Exercise on December 15, 2020 (see “Prospectus Supplement Summary — Recent Developments — Put/Call Agreement”) or (ii) $44.3 million to exercise its right to deliver cash in lieu of shares of Class A Common Stock in exchange for certain Consideration Units held by members of management in order for them to satisfy their tax obligations arising from the conversion of such individual’s Consideration Units (see “Prospectus Supplement Summary — Recent Developments — Up-C Unwinding”).
(3)
Amounts are shown net of unamortized debt issuance costs of $13.0 million (actual, as adjusted) and $46.2 million (pro forma as adjusted).

(4)
In connection with the AeroCare Acquisition, we will issue shares of our Series C Preferred Stock to the AeroCare shareholders, which, together with the shares of Class A Common Stock to be issued to the AeroCare shareholders, will represent, in the aggregate, on an as-converted basis, the economic equivalent of 31 million shares of Class A Common Stock. Upon the receipt of stockholder approval pursuant to the Nasdaq Listing Rules, we or any holder thereof may convert the Series C Preferred Stock into Class A Common Stock at either party’s election. The pro forma as adjusted Class A Common Stock shares outstanding includes the 31 million shares of Class A Common Stock discussed above.

(5)
In connection with the Up-C Unwinding, the former members of AdaptHealth Holdings (other than us) received one share of Class A Common Stock in exchange for each Consideration Unit, and as a result, there are no shares of Class B Common Stock outstanding as of the date of this prospectus supplement. See “Prospectus Supplement Summary — Recent Developments — Up-C Unwinding.”

(6)
Does not reflect the conversion by Deerfield Partners, L.P. on December 24, 2020 of 20,000 shares of Series B-1 Preferred Stock into 2,000,000 shares of Class A Common Stock.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION OF ADAPTHEALTH CORP.
The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and 2019 and the year ended December 31, 2019 based upon the combined historical financial statements of AdaptHealth Corp. (“AdaptHealth”), the Patient Care Solutions business (“PCS”), Solara Medical Supplies, LLC (“Solara”) and AeroCare Holdings, Inc. and its subsidiaries (“AeroCare”), after giving effect to (1) AdaptHealth’s acquisition of PCS on January 2, 2020 (the “PCS Acquisition”), (2) AdaptHealth’s acquisition of Solara on July 1, 2020 (the “Solara Acquisition”), (3) AdaptHealth’s recently announced proposed acquisition of AeroCare (the “AeroCare Acquisition”), which is expected to close in the first quarter of 2021, subject to certain customary closing conditions and regulatory approvals, (4) the issuance of the shares of Class A Common Stock offered in connection with this offering, and related adjustments described in the accompanying notes. This offering is not conditioned on the consummation of the AeroCare Acquisition or the related transactions, and there can be no assurance that the AeroCare Acquisition or any of the related transactions described herein will close.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and 2019 and for the year ended December 31, 2019 give pro forma effect to the PCS Acquisition, the Solara Acquisition, the AeroCare Acquisition, and the issuance of the shares of Class A Common Stock offered hereby, as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the AeroCare Acquisition and the issuance of the shares of Class A Common Stock offered hereby as if they were completed on September 30, 2020.
The unaudited pro forma condensed combined financial information should be read in conjunction with the following:
•
the audited historical financial statements of AdaptHealth and the notes thereto as included in the Form 10-K filed on March 6, 2020;

•
the unaudited historical financial statements of AdaptHealth and the notes thereto as included in the Form 10-Q filed on November 6, 2020;

•
the audited and unaudited historical financial statements of PCS and the notes thereto as included in the Form S-1/A filed on March 9, 2020;

•
the audited and unaudited historical financial statements of Solara and the notes thereto as included in the Form 8-K filed on June 18, 2020;

•
the unaudited historical financial statements of Solara and the notes thereto as included in the Form 8-K filed on December 14, 2020; and;

•
the audited and unaudited historical financial statements of AeroCare and the notes thereto as included in the Form 8-K filed on December 14, 2020.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the PCS Acquisition, the Solara Acquisition, the AeroCare Acquisition and the issuance of the shares of Class A Common Stock offered in connection with this offering had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings resulting from favorable vendor pricing had AdaptHealth owned PCS, Solara and AeroCare in the periods indicated above, or any integration costs and benefits from restructuring plans.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2020
(in thousands)	AdaptHealth Historical	AeroCare Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro Forma
Assets
Current assets:
Cash and cash equivalents	$272,318	$32,217	$70,118	(a)	$374,653
Accounts receivable, net	147,335	69,365	—		216,700
Inventory	46,477	28,200	—		74,677
Prepaid and other current assets	18,255	6,638	—		24,893
Total current assets	484,385	136,420	70,118		690,923
Equipment and other fixed assets, net	101,656	148,578	—		250,234
Goodwill	810,480	208,182	1,707,409	(b)	2,726,071
Intangible assets, net	94,725	1,296	105,704	(c)	201,725
Other assets	6,466	2,461	—		8,927
Deferred tax asset	51,114	—	(46,423)	(d)	4,691
Total assets	$1,548,826	$496,937	$1,836,808		$3,882,571
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$192,337	$79,812	$—		$272,149
Current portion of capital lease obligations	19,699	—	—		19,699
Current portion of long-term debt	8,479	18,000	(13,133)	(e)	13,346
Contract liabilities	13,231	26,026	—		39,257
Other liabilities	81,059	4,405	—		85,464
Total current liabilities	314,805	128,243	(13,133)		429,915
Long-term debt, less current portion	722,730	371,202	577,413	(f)	1,671,345
Other long-term liabilities	71,576	23,537	(20,743)	(d)	74,370
Total liabilities	$1,109,111	$522,982	$543,537		$2,175,630
Total stockholders’ equity (deficit):
Total stockholders’ equity (deficit) attributable to AdaptHealth Corp.	448,630	(26,045)	1,293,271	(g)	$1,715,856
Noncontrolling interest in subsidiaries	(8,915)	—	—		(8,915)
Total stockholders’ equity (deficit)	439,715	(26,045)	1,293,271		1,706,941
Total Liabilities and Stockholders’ Equity (Deficit)	$1,548,826	$496,937	$1,836,808		$3,882,571

(1)
Refer to Note 2 for reclassification of AeroCare historical information.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except per share data)	AdaptHealth Historical	Solara Reclassified(1)	AeroCare Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro Forma
Net revenue	$707,960	$83,155	$497,664	$—		$1,288,779
Costs and expenses:
Cost of net revenue	604,777	70,834	413,294	—		1,088,905
General and administrative expenses	57,745	17,998	14,738	(15,129)	(h)	75,352
Depreciation and amortization, excluding patient equipment depreciation	6,398	3,587	6,055	8,662	(i)	24,702
Total costs and expenses	668,920	92,419	434,087	(6,467)		1,188,959
Operating income (loss)	39,040	(9,264)	63,577	6,467		99,820
Interest expense, net	27,826	7,367	11,463	24,654	(j)	71,310
Loss on extinguishment of debt, net	5,316	—	—	—		5,316
Income (loss) before income taxes	5,898	(16,631)	52,114	(18,187)		23,194
Income tax expense	2,290	—	8,179	(4,902)	(k)	5,567
Net income (loss)	3,608	(16,631)	43,935	(13,285)		17,627
Income attributable to noncontrolling interests	2,222	—	—	6,160	(l)	8,382
Net income (loss) attributable to AdaptHealth Corp.	$1,386	$(16,631)	$43,935	$(19,445)		$9,245
Net income (loss) per common share:
Basic	$0.03					$0.09
Diluted	$0.02					$0.09
Weighted average shares outstanding for net income (loss) attributable to AdaptHealth Corp.:
Basic	47,986			50,066	(m)	98,052
Diluted	50,848			50,066	(m)	100,914

(1)
Refer to Note 2 for reclassification of Solara and AeroCare historical information.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2019
(in thousands, except per share data)	AdaptHealth Historical	PCS Reclassified(1)	Solara Reclassified(1)	AeroCare Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro Forma
Net revenue	$529,644	$132,885	$179,572	$533,649	$—		$1,375,750
Costs and expenses:
Cost of net revenue	440,386	163,772	142,627	460,376	—		1,207,161
General and administrative expenses	56,493	5,563	4,043	16,127	—		82,226
Depreciation and amortization, excluding patient equipment depreciation	3,068	235	7,110	6,868	12,149	(n)	29,430
Total costs and expenses	499,947	169,570	153,780	483,371	12,149		1,318,817
Operating income (loss)	29,697	(36,685)	25,792	50,278	(12,149)		56,933
Interest expense, net	39,305	(90)	13,261	14,346	32,296	(o)	99,118
Loss on extinguishment of debt, net	2,121	—	—	1,509	(1,509)	(p)	2,121
Income (loss) before income taxes	(11,729)	(36,595)	12,531	34,423	(42,936)		(44,306)
Income tax expense	1,156	—	294	4,001	(1,084)	(k)	4,367
Net income (loss)	(12,885)	(36,595)	12,237	30,422	(41,852)		(48,673)
Income attributable to noncontrolling interests	2,111	—	—	—	(1,557)	(l)	554
Net income (loss) attributable to AdaptHealth Corp.	$(14,996)	$(36,595)	$12,237	$30,422	$(40,295)		$(49,227)
Net income (loss) per common share:
Basic and diluted	$(0.66)						$(0.63)
Weighted average shares outstanding for net income (loss) attributable to AdaptHealth Corp.:
Basic and diluted	22,557				55,974	(m)	78,531

(1)
Refer to Note 2 for reclassification of PCS, Solara and AeroCare historical information.

ADAPTHEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019
(in thousands, except per share data)	AdaptHealth Historical	PCS Reclassified(1)	Solara Reclassified(1)	AeroCare Reclassified(1)	Pro Forma Adjustments	Note 3	AdaptHealth Pro Forma
Net revenue	$380,103	$99,217	$126,537	$379,245	$—		$985,102
Costs and expenses:
Cost of net revenue	317,174	122,843	100,542	327,426	—		867,985
General and administrative expenses	31,508	4,165	3,625	10,993	—		50,291
Depreciation and amortization, excluding patient equipment depreciation	2,439	727	5,331	4,846	9,180	(q)	22,523
Total costs and expenses	351,121	127,735	109,498	343,265	9,180		940,799
Operating income (loss)	28,982	(28,518)	17,039	35,980	(9,180)		44,303
Interest expense, net	31,651	(73)	9,207	9,746	25,863	(r)	76,394
Loss on extinguishment of debt, net	2,121	—	—	1,509	(1,509)	(p)	2,121
Income (loss) before income taxes	(4,790)	(28,445)	7,832	24,725	(33,534)		(34,212)
Income tax expense	5,444	—	—	2,694	(4,766)	(k)	3,372
Net income (loss)	(10,234)	(28,445)	7,832	22,031	(28,768)		(37,584)
Income attributable to noncontrolling interests	1,336	—	—	—	—		1,336
Net income (loss) attributable to AdaptHealth Corp.	$(11,570)	$(28,445)	$7,832	$22,031	$(28,768)		$(38,920)
Net income (loss) per common share:
Basic and diluted	$(0.60)						$(0.52)
Weighted average shares outstanding for net income (loss) attributable to AdaptHealth Corp.:
Basic and diluted	19,130				55,974	(m)	75,104

(1)
Refer to Note 2 for reclassification of PCS, Solara and AeroCare historical information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — General Information
Basis of Presentation
The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that reflect the GAAP accounting for the PCS Acquisition, the Solara Acquisition, the AeroCare Acquisition (collectively, the “Acquisitions”), and the issuance of the shares of Class A Common Stock offered hereby, and are prepared to illustrate the estimated effects of the Acquisitions to the Company’s audited and unaudited historical consolidated financial statements.
AdaptHealth’s historical results reflect AdaptHealth’s unaudited consolidated balance sheet as of September 30, 2020, unaudited consolidated statement of operations for the nine months ended September 30, 2020 and 2019, and audited consolidated statement of operations for the year ended December 31, 2019. PCS’s historical results reflect PCS’s unaudited consolidated statement of operations for the twelve-month period ended December 31, 2019 and unaudited consolidated statement of operations for the nine-month period ended September 30, 2019. Solara’s historical results reflect Solara’s unaudited consolidated statement of operations for the six months ended June 30, 2020, audited consolidated statement of operations for year ended December 31, 2019, and unaudited consolidated statement of operations for the nine months ended September 30, 2019. AeroCare’s historical results reflect AeroCare’s unaudited consolidated balance sheet as of September 30, 2020, unaudited consolidated statements of income for the nine months ended September 30, 2020 and 2019, and audited consolidated statement of income for the year ended December 31, 2019.
Description of the PCS Acquisition
On January 2, 2020, AdaptHealth purchased 100% of the equity interests of PCS, a subsidiary of McKesson Corporation (“McKesson”). PCS currently provides wound care supplies, ostomy supplies, urological supplies, incontinence supplies, diabetic care supplies, and breast pumps directly to patients across the United States. PCS maintains extensive national relationships with physicians, medical facilities and customers, and currently serves all 50 states. AdaptHealth allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis, including $17.4 million to accounts receivable, $0.5 million to equipment and other fixed assets, $0.1 million to goodwill, and $4.0 million of net liabilities to other working capital accounts. Management of AdaptHealth will finalize the measurement of the separately identifiable assets acquired and the liabilities assumed at the acquisition date in accordance with the requirements of FASB ASC Topic 805, Business Combinations, as soon as practicable but no later than one year from the acquisition date. In addition, AdaptHealth may be required to make an additional payment of $1.5 million to McKesson after the closing of the PCS Acquisition pursuant to the terms and conditions of a Transition Services Agreement executed in connection with the PCS Acquisition.
Description of the Solara Acquisition
On July 1, 2020, AdaptHealth acquired 100% of the equity interests of Solara. AdaptHealth believes Solara is an independent distributor of continuous glucose monitors (“CGM”) in the United States and offers a comprehensive suite of direct-to-patient diabetes management supplies to patients throughout the country, including CGMs, insulin pumps and other diabetic supplies. Solara maintains extensive relationships with leading national manufacturers, managed healthcare plans and is a registered pharmacy in all 50 states. AdaptHealth allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis, including $12.1 million to cash and cash equivalents, $15.1 million to accounts receivable, $15.0 million to inventory, $4.4 million to equipment and other fixed assets, $85.7 million to identifiable intangible assets, $347.1 million to goodwill, $22.4 million to accounts payable and accrued expenses, and $3.0 million of net liabilities to other working capital accounts. Management of AdaptHealth will finalize the measurement of the separately identifiable assets acquired and the liabilities assumed at the acquisition date in accordance with the requirements of FASB ASC Topic 805, Business Combinations, as soon as practicable but no later than one year from the acquisition date.

Description of the AeroCare Acquisition
On December 1, 2020, AdaptHealth entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which AdaptHealth agreed to acquire AeroCare, on the terms and subject to the conditions as further described in the Merger Agreement. The AeroCare Acquisition is expected to close in the first quarter of 2021, subject to the satisfaction or waiver of the closing conditions as described in the Merger Agreement. AeroCare is a leading national technology-enabled respiratory and home medical equipment distribution platform in the United States and offers a comprehensive suite of direct-to-patient equipment and services including CPAP and bi-PAP machines, oxygen concentrators, home ventilators, and other durable medical equipment products. AeroCare maintains extensive relationships with leading national manufacturers and managed healthcare plans, and services patients in over 300 locations across 30 states.
The purchase consideration for the AeroCare Acquisition is expected to consist of $1.1 billion in cash plus shares of AdaptHealth Corp. Class A Common Stock and shares of AdaptHealth Corp. Series C Preferred Stock, representing, in the aggregate, on an as-converted basis, the economic equivalent of 31 million shares of AdaptHealth Corp. Class A Common Stock. The cash portion of the purchase price is subject to customary adjustments for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount) and certain other adjustments and subject to escrows to fund certain potential indemnification matters and potential amounts owed by AeroCare equityholders with respect to post-closing purchase price adjustments, if any. AdaptHealth intends to fund the cash portion of the purchase consideration for the AeroCare Acquisition and associated costs through cash on hand together with the net proceeds from the issuance of unsecured senior notes and senior secured term loan borrowings, and approximately half of the net proceeds from the issuance of the shares of Class A Common Stock offered hereby.
As described above, the purchase consideration for the AeroCare Acquisition is expected to include such number of shares of AdaptHealth Corp. Class A Common Stock and AdaptHealth Corp. Series C Preferred Stock representing the economic equivalent of 31 million shares of AdaptHealth Corp. Class A Common Stock, which was used to estimate the fair value of the purchase consideration for purposes of the unaudited pro forma condensed combined financial information. A preliminary estimate of the purchase consideration, assuming the transaction closed on January 5, 2021, is as follows (in thousands, except stock price):
Cash consideration	$1,100,000
Number of economic equivalent shares of Class A Common Stock	31,000
AdaptHealth Corp. Class A Common Stock price	$33.89
Equity consideration	$1,050,590
Total estimated purchase consideration	$2,150,590
For pro forma purposes, the fair value of the AdaptHealth Corp. Class A Common Stock used in determining the estimated purchase consideration was $33.89 per share based on the closing price of AdaptHealth Corp. Class A Common Stock on January 5, 2021. The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to changes in AdaptHealth Corp.’s Class A Common Stock price as of the closing date of the AeroCare Acquisition. A sensitivity analysis related to the fluctuation in the AdaptHealth Corp. common stock price was performed to assess the impact a hypothetical change of 20% on the closing price of AdaptHealth Corp. Class A Common Stock on January 5, 2021 would have on the estimated purchase consideration and goodwill as of the closing date.
The following table shows the change in stock price and the impact on the equity consideration included in the total estimated purchase consideration (dollars in thousands, except stock price):
Change in Stock Price	Stock Price	Equity Consideration
Increase 20%	$40.67	$1,260,770
Decrease 20%	$27.11	$840,410

Other than as described above relating to the equity consideration, the unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the AeroCare Acquisition as if it was completed on September 30, 2020, and includes an allocation of the estimated purchase consideration to the estimated fair value of AeroCare’s net assets at such date, including $32.2 million to cash and cash equivalents, $69.3 million to accounts receivable, $28.2 million to inventory, $148.6 million to equipment and other fixed assets, $107.0 million to estimated identifiable intangible assets, $1,915.6 million to goodwill, $79.8 million to accounts payable and accrued expenses, $12.3 million to contract liabilities, $46.4 million to deferred tax liabilities, and $11.8 million of other net liabilities.
Description of the Primary Offering
AdaptHealth expects to sell 7.25 million shares of Class A Common Stock pursuant to this prospectus supplement for net proceeds of approximately $226.6 million, net of estimated underwriter fees and other transaction fees and expenses, based on a public offering price of $33.00 per share. AdaptHealth intends to use approximately half of the net proceeds of the shares offered by us in this offering, together with senior secured term loan borrowings, the net proceeds from the issuance of unsecured senior notes and cash on hand, to finance the AeroCare Acquisition (as defined herein) and to pay related fees and expenses, and the remainder for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital.
Description of the Notes Offering
On January 4, 2021, AdaptHealth LLC issued $500.0 million aggregate principal amount of unsecured senior notes for net proceeds of approximately $491.3 million, net of estimated transaction fees and expenses. AdaptHealth LLC expects to use the net proceeds from the unsecured senior notes to partially fund the cash portion of the purchase price associated with the AeroCare Acquisition.
Description of the Term B Facility
In connection with the entry into the Merger Agreement, AdaptHealth entered into a debt commitment letter, dated as of December 1, 2020 (“Commitment Letter”), with Jefferies Finance LLC (“Jefferies Finance”), pursuant to which Jefferies Finance (together with any additional commitment parties thereto) committed to provide AdaptHealth (i) a senior secured term loan B facility in an aggregate principal amount of up to $900.0 million (“Term B Facility”) and (ii) a senior unsecured bridge facility in an aggregate principal amount of up to $450.0 million (the “Bridge Facility”), on the terms and subject to certain conditions as described in the Commitment Letter. The proceeds from the issuance of $500.0 million aggregate principal amount of unsecured senior notes described above reduce commitments in respect of the Bridge Facility on a dollar-for-dollar basis, and as a result of the completion of the unsecured senior note transaction, AdaptHealth does not expect to enter into the Bridge Facility. The Term B Facility commitment consists of $250.0 million to backstop a required amendment on AdaptHealth’s existing $250.0 million term loan A facility, which was received on December 14, 2020, and up to $650.0 million to finance the cash consideration payable in the AeroCare Acquisition and related fees and expenses. As a result of the issuance of $500.0 million aggregate principal amount of unsecured senior notes described above, AdaptHealth may receive $600.0 million in term loans under the Term B Facility in order to partially fund the cash portion of the purchase price in connection with the AeroCare Acquisition. On or prior to the consummation of the AeroCare Acquisition, the commitments in respect of the Term B Facility will be automatically reduced on a dollar-for-dollar basis by certain debt incurrences (excluding the unsecured senior notes) and 50% of the net proceeds from equity issuances by us (including this offering). As a result of the reduction in the commitment for this offering, AdaptHealth currently intends to incur $486.7 million aggregate principal amount in new senior secured term loan borrowings in connection with the AeroCare Acquisition, which may include an incremental term loan A facility or a combination of a term loan B facility and an incremental term loan A facility. The unaudited pro forma condensed combined financial information assumes that AdaptHealth receives $500.0 million of gross proceeds from unsecured senior notes, $486.7 million of gross proceeds from the Term B Facility and uses $113.3 million from the net proceeds from the issuance of the shares of Class A Common Stock offered hereby in order to fund the cash portion of the purchase price in connection with the AeroCare Acquisition.

Basis of the Pro Forma Presentation
Upon consummation of the AeroCare Acquisition, AeroCare will adopt AdaptHealth’s accounting policies. AdaptHealth may identify differences between the accounting policies among the companies, that when conformed, could have a material impact on the consolidated financial statements of the combined entity.
Note 2 — Reclassifications to Historical Financial Information of PCS, Solara and AeroCare
Certain balances and transactions presented in the historical financial statements of PCS, Solara and AeroCare included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of the financial statements of AdaptHealth as indicated in the tables below.
AeroCare Balance Sheet Reclassifications at September 30, 2020
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Assets:
Other receivables	$1,277	$(1,277)	$—
Prepaid and other current assets	$5,361	$1,277	$6,638
Liabilities:
Accounts payable and accrued expenses	$—	$79,812	$79,812
Accounts payable	$51,646	$(51,646)	$—
Accrued expenses and other current liabilities	$28,166	$(28,166)	$—
Due to sellers	4,405	(4,405)	—
Other liabilities	$—	$4,405	$4,405
Interest rate swap	2,794	(2,794)	—
Deferred tax liability	20,743	(20,743)	—
Other long-term liabilities	$—	$23,537	$23,537
Redeemable convertible preferred stock:
Total redeemable convertible preferred stock	$103,092	$(103,092)	$—
Total stockholders’ equity (deficit):
Total stockholders’ equity (deficit) attributable to AdaptHealth Corp.	$—	$(26,045)	$(26,045)
Total stockholders’ deficit	$(129,137)	$129,137	$—
AeroCare Statement of Operations Reclassifications for the Nine Months Ended September 30, 2020
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Costs and expenses:
Cost of Sales	$201,907	$211,387	$413,294
General and administrative expenses	$—	$14,738	$14,738
Selling, general and administrative expenses	$228,807	$(228,807)	$—
Interest expense (income)	$11,486	$(23)	$11,463
Other income	$(2,705)	$2,705	$—

AeroCare Statement of Operations Reclassifications for the Twelve Months Ended December 31, 2019
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Costs and expenses:
Cost of net revenue	$218,369	$242,007	$460,376
General and administrative expenses	$—	$16,127	$16,127
Selling, general and administrative expenses	$261,213	$(261,213)	$—
Interest expense (income)	$14,370	$(24)	$14,346
Other income	$(3,103)	$3,103	$—
AeroCare Statement of Operations Reclassifications for the Nine Months Ended September 30, 2019
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Costs and expenses:
Cost of sales	$152,675	$174,751	$327,426
General and administrative expenses	$—	$10,993	$10,993
Selling, general and administrative expenses	$187,932	$(187,932)	$—
Interest expense (income)	$9,766	$(20)	$9,746
Other income	$(2,208)	$2,208	$—
Solara Statement of Operations Reclassifications for the Six Months Ended June 30, 2020
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Net revenue	$84,878	$(1,723)	$83,155
Costs and expenses:
Cost of Sales	$53,013	$17,821	$70,834
General and administrative expenses	$—	$17,998	$17,998
Depreciation and amortization, excluding patient equipment depreciation	$—	$3,587	$3,587
Selling, general and administrative expenses	$41,190	$(41,190)	$—
Interest expense (income)	$7,369	$(2)	$7,367
Other income	$(63)	$63	$—
Solara Statement of Operations Reclassifications for the Twelve Months Ended December 31, 2019
(in thousands)	As per Financial Statements	Reclassifications	As Reclassified
Net revenue	$183,352	$(3,780)	$179,572
Costs and expenses:
Cost of Sales	$113,335	$29,292	$142,627
General and administrative expenses	$—	$4,043	$4,043
Depreciation and amortization, excluding patient equipment depreciation	$—	$7,110	$7,110
Selling, general and administrative expenses	$44,360	$(44,360)	$—
Other income	$(135)	$135	$—

Solara Statement of Operations Reclassifications for the Nine Months Ended September 30, 2019
(in thousands)	As per Internal Financial Statements	Reclassifications	As Reclassified
Net revenue	$129,236	$(2,699)	$126,537
Costs and expenses:
Cost of Sales	$79,643	$20,899	$100,542
General and administrative expenses	$—	$3,625	$3,625
Depreciation and amortization, excluding patient equipment depreciation	$—	$5,331	$5,331
Selling, general and administrative expenses	$32,651	$(32,651)	$—
Other income	$(97)	$97	$—
PCS Statement of Operations Reclassifications for the Twelve Months Ended December 31, 2019
(in thousands)	As per Internal Financial Statements	Reclassifications	As Reclassified
Costs and expenses:
Cost of Sales	$82,263	$81,509	$163,772
General and administrative expenses	$—	$5,563	$5,563
Depreciation and amortization, excluding patient equipment depreciation	$—	$235	$235
Selling, distribution, and administrative expenses	$82,483	$(82,483)	$—
Restructuring Charges	$4,838	$(4,838)	$—
Interest expense (income)	$—	$(90)	$(90)
Other expense, net	$(104)	$104	$—
PCS Statement of Operations Reclassifications for the Nine Months Ended September 30, 2019
(in thousands)	As per Internal Financial Statements	Reclassifications	As Reclassified
Costs and expenses:
Cost of Sales	$60,310	$62,533	$122,843
General and administrative expenses	$—	$4,165	$4,165
Depreciation and amortization, excluding patient equipment depreciation	$—	$727	$727
Selling, distribution, and administrative expenses	$63,346	$(63,346)	$—
Restructuring Charges	$4,090	$(4,090)	$—
Interest expense (income)	$—	$(73)	$(73)
Other expense, net	$(84)	$84	$—
Note 3 — Pro Forma Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:
(a)
Represents the following adjustments:

(1)
increase of $500.0 million to reflect the estimated gross proceeds from the issuance of unsecured senior notes to partially fund the cash portion of the purchase price in connection with the AeroCare Acquisition;

(2)
increase of $486.7 million to reflect the estimated gross proceeds from senior secured borrowings to partially fund the cash portion of the purchase price in connection with the AeroCare Acquisition;

(3)
increase of $226.6 million to reflect the estimated net proceeds from the primary offering assuming the sale of 7.25 million shares at a public offering price of $33.00 per share, net of estimated underwriter fees and other transaction fees and expenses;

(4)
reduction of $1,100.0 million to reflect the estimated cash portion of the purchase price in connection with the AeroCare Acquisition; and

(5)
reduction of $43.2 million to reflect the payment of transaction fees and expenses in connection with the unsecured senior notes, the senior secured borrowings and other fees and expenses associated with the AeroCare Acquisition.

(b)
Represents the following adjustments: (1) reduction of $208.2 million representing goodwill included in the historical September 30, 2020 balance sheet of AeroCare, and (2) increase of $1,915.6 million to reflect estimated goodwill in connection with AdaptHealth’s acquisition accounting for the AeroCare Acquisition.

(c)
Represents the following adjustments: (1) reduction of $1.3 million representing identifiable intangible assets included in the historical September 30, 2020 balance sheet of AeroCare and (2) increase of $107.0 million to reflect estimated identifiable intangible assets in connection with AdaptHealth’s acquisition accounting for the AeroCare Acquisition.

(d)
Represents the following adjustments: (1) decrease of $25.7 million to net deferred tax assets to reflect estimated deferred tax liabilities in connection with AdaptHealth’s acquisition accounting for the AeroCare Acquisition, and (2) decrease to other long-term liabilities and corresponding decrease to net deferred tax assets of $20.7 million representing deferred tax liabilities included in the historical September 30, 2020 balance sheet of AeroCare.

(e)
Represents the following adjustments: (1) reduction of $18.0 million representing the current portion of long-term debt balance included in the historical September 30, 2020 balance sheet of AeroCare that will be repaid with a portion of the cash consideration on the closing of the AeroCare Acquisition, and (2) increase of $4.9 million to reflect the current portion of long-term debt that is expected to be incurred to partially fund the AeroCare Acquisition.

(f)
Represents the following adjustments: (1) reduction of $371.2 million representing the long-term debt balance included in the historical September 30, 2020 balance sheet of AeroCare that is not expected to be assumed by AdaptHealth in connection with the AeroCare Acquisition, and (2) increase of $948.6 million to reflect the net long-term debt, less current portion, that is expected to be incurred to partially fund the AeroCare Acquisition.

(g)
Represents the following adjustments: (1) increase of $26.1 million representing the elimination of the aggregate total redeemable convertible preferred stock and stockholders’ deficit balances included in the historical September 30, 2020 balance sheet of AeroCare, (2) increase of $226.6 million to reflect the estimated net proceeds from the primary offering assuming the sale of 7.25 million shares at a public offering price of $33.00 per share, net of estimated underwriter fees and other transaction fees and expenses, (3) increase of $1,050.6 million to reflect the issuance of AdaptHealth Corp. Class A Common Stock to the sellers in connection with the AeroCare Acquisition, and (4) reduction of $10.0 million to reflect the estimated transaction costs associated with the AeroCare Acquisition.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine-month periods ended September 30, 2020 and 2019 and for the year ended December 31, 2019 are as follows:

(h)
Represents the elimination of Solara’s historical transaction costs relating to the Solara Acquisition.

(i)
Represents the following adjustments: (1) elimination of Solara’s historical intangible amortization expense of $3.3 million; (2) elimination of AeroCare’s historical intangible amortization expense of $0.3 million; (3) increase of $4.3 million to reflect estimated amortization expense associated with the estimated identifiable intangible assets related to AdaptHealth’s acquisition accounting for the Solara Acquisition, and (4) increase of $8.0 million to reflect estimated amortization expense associated with the estimated identifiable intangible assets related to AdaptHealth’s acquisition accounting for the AeroCare Acquisition.

(j)
Represents the following adjustments: (1) elimination of Solara’s historical interest expense of $7.4 million, (2) elimination of AeroCare’s historical interest expense of $11.5 million, and (3) increase of $43.6 million to reflect estimated incremental interest expense associated with AdaptHealth’s debt structure as of September 30, 2020, and the expected issuance of the unsecured senior notes and senior secured borrowings in order to fund the cash portion of the purchase consideration in connection with the AeroCare Acquisition.

(k)
Adjustment to eliminate the historical tax expense of AdaptHealth, Solara and AeroCare and to record the estimated tax provisions of the combined entities on a pro forma basis using a pro forma effective tax rate for the respective period. However, the effective tax rate of the combined company could be different depending on post-acquisition activities.

(l)
Represents the pro forma adjustment to the noncontrolling interest resulting from the PCS Acquisition, the Solara Acquisition and the AeroCare Acquisition.

(m)
Represents adjustment to the AdaptHealth historical weighted average basic and diluted common shares outstanding to include incremental shares expected to be issued in connection with the AeroCare Acquisition, the shares issued in connection with the Solara Acquisition and related equity financing, and the issuance of the shares of Class A Common Stock offered hereby.

(n)
Represents the following adjustments: (1) elimination of Solara’s historical intangible amortization expense of $6.5 million; (2) elimination of AeroCare’s historical intangible amortization expense of $0.6 million; (3) increase of $8.5 million to reflect estimated amortization expense associated with the estimated identifiable intangible assets related to AdaptHealth’s acquisition accounting for the Solara Acquisition, and (4) increase of $10.7 million to reflect estimated amortization expense associated with the estimated identifiable intangible assets related to AdaptHealth’s acquisition accounting for the AeroCare Acquisition.

(o)
Represents the following adjustments: (1) elimination of Solara’s historical interest expense of $13.3 million, (2) elimination of AeroCare’s historical interest expense of $14.3 million, and (3) increase of $59.9 million to reflect estimated incremental interest expense associated with AdaptHealth’s debt structure as of September 30, 2020, and the expected issuance of the unsecured senior notes and senior secured borrowings in order to fund the cash portion of the purchase consideration in connection with the AeroCare Acquisition.

(p)
Represents adjustment to eliminate AeroCare’s historical loss on extinguishment of debt.

(q)
Represents the following adjustments: (1) elimination of Solara’s historical intangible amortization expense of $4.9 million; (2) elimination of AeroCare’s historical intangible amortization expense of $0.3 million; (3) increase of $6.4 million to reflect estimated amortization expense associated with the estimated identifiable intangible assets related to AdaptHealth’s acquisition accounting for the Solara Acquisition, and (4) increase of $8.0 million to reflect estimated amortization expense associated with the estimated identifiable intangible assets related to AdaptHealth’s acquisition accounting for the AeroCare Acquisition.

(r)
Represents the following adjustments: (1) elimination of Solara’s historical interest expense of $9.2 million, (2) elimination of AeroCare’s historical interest expense of $9.7 million, and (3) increase of $44.8 million to reflect estimated incremental interest expense associated with AdaptHealth’s debt structure as of September 30, 2020, and the expected issuance of the unsecured senior notes and senior secured borrowings in order to fund the cash portion of the purchase consideration in connection with the AeroCare Acquisition.

DESCRIPTION OF CLASS A COMMON STOCK
The following summary of the material terms of our Class A Common Stock is not intended to be a complete summary of the rights and preferences of our Class A Common Stock. We urge you to read our Charter, as in effect on the date of this prospectus supplement, in its entirety for a complete description of the rights and preferences of our Class A Common Stock.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 250,000,000 shares of capital stock, consisting of 210,000,000 shares of Class A Common Stock and 35,000,000 shares of Class B Common Stock, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our Class A Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of January 1, 2021, there were 88,430,112 shares of Class A Common Stock issued and outstanding and no shares of Class B Common Stock issued and outstanding.
On December 31, 2020 and January 1, 2021, all members of AdaptHealth Holdings (other than us) elected to exchange the Consideration Units held thereby pursuant to the terms of the Exchange Agreement, for shares of Class A Common Stock. As a result of these elections and the resulting exchanges, AdaptHealth Holdings is our wholly owned, indirect subsidiary, the Class A Common Stock is our only class of common stock outstanding and, for the fiscal year ending December 31, 2021, we will no longer be an “Up-C”. The Up-C Unwinding is expected to reduce our tax compliance costs and enhance our ability to structure future acquisitions.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Class A Common Stock.
Election of Directors
Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares
The shares that were issued to our Sponsor in a private placement prior to our IPO (“founder shares”) are identical to the shares of Class A Common Stock sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders.
Our Transfer Agent
The transfer agent for our Class A Common Stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of our Charter and Bylaws
Our Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.
Our authorized but unissued Class A Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits.   Our Charter requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Special meeting of stockholders.   Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.
Advance notice requirements for stockholder proposals and director nominations.   Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice must be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Registration Rights
On July 1, 2020, we entered into the A&R Registration Rights Agreement, which provides certain stockholders, including the selling stockholder named herein, with customary registration rights with respect to (i) the shares of Class A Common Stock held by those parties at the closing of the Business Combination or issuable upon the future exercise of private placement warrants or issued upon the exchange of Consideration Units in connection with the Up-C Unwinding or otherwise, (ii) the private placement warrants held by these parties, in each case held by them at the closing of the Business Combination, (iii) such shares of Class A Common Stock issued to the OEP Purchaser on July 1, 2020, and (iv) all shares of Class A Common Stock issued upon conversion of the Series A Preferred Stock and the shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock issued upon conversion of the Series B-2 Preferred Stock to Deerfield Partners, L.P. on July 1, 2020 (collectively, “Registrable Securities”). The Registrable Securities also included 12,500,000 shares of Class A Common Stock issued in connection with the closing of the Business Combination. Our Sponsor was dissolved on January 17, 2020, and its rights associated with equity securities of the Company were distributed to its members.
Pursuant to the A&R Registration Rights Agreement, we agreed to file a registration statement under the Securities Act registering the resale of all of the Registrable Securities. In addition, (i) certain holders of Registrable Securities may request such number of long-form registrations as provided in the A&R Registration Rights Agreement, pursuant to which we would pay all registration expenses only if the aggregate market price of Registrable Securities included exceeds $20 million, and (ii) certain holders of Registrable Securities may request an unlimited number of short-form registrations, provided that we are not required to pay the expenses of any short-form registration if the holders propose to include Registrable Securities with an aggregate market price of less than $5 million. The holders of Registrable Securities also have certain “piggy-back” rights with respect to underwritten offerings initiated by us or other of our stockholders.
Except as set forth above, we are required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commissions on the sale of Registrable Securities and the fees and expenses of counsel to holders of Registrable Securities. The A&R Registration Rights Agreement also included customary provisions regarding indemnification and contribution.
The A&R Registration Rights Agreement also provides that, subject to certain exceptions, if requested by the managing underwriter(s), in connection with any underwritten public offering, each holder that beneficially owns 1% or more of the outstanding Class A Common Stock will enter into a lock-up agreement with the managing underwriter(s) of such underwritten public offering in such form as agreed to by such managing underwriter(s).
In connection with the entry into the Merger Agreement, we entered into an amendment to the A&R Registration Rights Agreement, pursuant to which, among other things, the stockholders of AeroCare receiving Class A Common Stock and Series C Preferred Stock pursuant to the Merger Agreement and that deliver a joinder to the A&R Registration Rights Agreement to the Company, effective as of the closing of the AeroCare Acquisition, will be provided with certain registration rights with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon conversion (subject to the terms and conditions of the certificate of designations relating thereto) of the Series C Preferred Stock to be issued pursuant to the Merger Agreement.
Quotation of Securities
Our Class A Common Stock is listed on Nasdaq and trades under the symbol “AHCO”.

SELLING STOCKHOLDER
The following table sets forth the number of shares of Class A Common Stock being offered by the selling stockholder pursuant to this prospectus supplement.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated, the Company believes that the person named in the table below has sole voting and investment power with respect to all shares of voting stock beneficially owned by them. Except as described in the footnotes to the following table and in the reports incorporated by reference herein, the person named in the table has not held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the person named below.
As of January 1, 2021, there were 88,430,112 shares of our Class A Common Stock issued and outstanding. See “Prospectus Supplement Summary — Recent Developments — Up-C Unwinding” for a discussion of our recent internal restructuring, pursuant to which the Class A Common Stock became our only class of common stock outstanding.
Selling Stockholder	Shares Beneficially Owned Prior to the Offering	Shares Offered	Shares Beneficially Owned After the Offering	%(3)
Quadrant Management LLC(1)(2)	936,189	750,000	186,189	*

*
Less than 1%

(1)
Quadrant Management LLC (“QM”) (formerly known as Quadrant Management, Inc.) holds 936,189 shares of Class A Common Stock (including 41,473 shares of Class A Common Stock underlying warrants). QM is owned by Quadrant Holding Inc., which is owned by Everest Hill Group Inc. Mr. Wayne Quasha ultimately beneficially owns all of the shares of Everest Hill Group Inc., and as such, is in a position, indirectly, to determine the investment and voting decisions made by Everest Hill Group Inc. The business address of Mr. Wayne Quasha is c/o PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Everest Hill Group Inc. is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.

(2)
Alan Quasha serves as a director and President of QM. Mr. Quasha is a member of our Board of Directors.

(3)
Assumes no exercise of the underwriters’ option to purchase additional shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof.
These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of our Class A Common Stock.
This discussion is limited to Non-U.S. Holders that hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
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former U.S. citizens or former long-term residents of the United States;

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persons holding our Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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brokers, dealers or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code;

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persons who hold or receive our Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A Common Stock being taken into account in an “applicable financial statement”;

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax treatment of such partnership and a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS NOT TAX OR LEGAL ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL

INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A Common Stock that is neither a U.S. person nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividends,” we do not anticipate declaring or paying any stock dividends in the foreseeable future. However, if we do make distributions of cash or property on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends (that are, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by a Non-U.S. Holder in the United States) will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition
Subject to the discussion below regarding backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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our Class A Common Stock constitutes a U.S. real property interest (“USRPI”), by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Class A Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Common Stock.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated January 5, 2021, among us, the selling stockholder and Deutsche Bank Securities Inc. and Jefferies LLC as the representatives of the underwriters named below and the joint book-running managers of this offering, we and the selling stockholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholder, the respective number of shares of Class A Common Stock shown opposite its name below:
Underwriter	Number of Shares
Deutsche Bank Securities Inc.	2,147,368
Jefferies LLC	1,684,211
BofA Securities, Inc.	757,895
Truist Securities, Inc.	757,895
Robert W. Baird & Co. Incorporated	454,737
RBC Capital Markets, LLC	454,737
Stifel, Nicolaus & Company, Incorporated	454,737
UBS Securities LLC	454,737
Canaccord Genuity LLC	189,474
SVB Leerink LLC	189,474
Citizens Capital Markets, Inc.	113,684
Regions Securities LLC	113,684
Fifth Third Securities, Inc.	75,789
Janney Montgomery Scott LLC	75,789
KeyBanc Capital Markets Inc.	75,789
Total	8,000,000
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of Class A Common Stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholder have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Class A Common Stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Class A Common Stock, that you will be able to sell any of the Class A Common Stock held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the shares of Class A Common Stock subject to their acceptance of the shares of Class A Common Stock from us and the selling stockholder and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commission and Expenses
The underwriters have advised us that they propose to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.9405 per share of Class A Common Stock. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we and the selling stockholder are to pay the underwriters and the proceeds, before expenses, to us and the selling stockholder in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A Common Stock.
		Total
	Per Share	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$33.00	$264,000,000	$303,600,000
Underwriting discounts and commissions paid by us	$1.5675	$11,364,375	$13,245,375
Proceeds to us, before expenses	$31.4325	$227,885,625	$265,604,625
Underwriting discounts and commissions paid by the selling stockholder	$1.5675	$1,175,625	$1,175,625
Proceeds to the selling stockholder	$31.4325	$23,574,375	$23,574,375
We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.3 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.
Listing
Our Class A Common Stock is listed on Nasdaq under the trading symbol “AHCO.”
Stamp Taxes
If you purchase shares of Class A Common Stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,200,000 shares of Class A Common Stock from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares of Class A Common Stock proportionate to that underwriter’s initial purchase commitment as indicated in the table above.
No Sales of Similar Securities
We, the selling stockholder, our officers, directors and certain holders of our outstanding capital stock and other securities have agreed not to directly or indirectly:
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sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

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otherwise dispose of any shares of Class A Common Stock, options or warrants to acquire shares of Class A Common Stock, or securities exchangeable or exercisable for or convertible into shares of Class A Common Stock currently or hereafter owned either of record or beneficially, or

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publicly announce an intention to do any of the foregoing for a period of 60 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. and Jefferies LLC.

This restriction terminates after the close of trading of the Class A Common Stock on and including the 60th day after the date of this prospectus.
Deutsche Bank Securities Inc. and Jefferies LLC may, in their sole discretion and at any time or from time to time before the termination of the 60-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period. The following restriction is subject to specified exceptions, including that the Company may issue shares of Class A Common Stock or other securities in connection with a transaction with an unaffiliated third party that involves the acquisition of the securities, business, property or other assets of one or more persons or entities provided that such shares do not exceed 15% of the total number of shares of Class A Common Stock outstanding immediately following the issuance and sale of the shares of Class A Common Stock in this offering, and that the Company may issue shares of Class A Common Stock or other securities in connection with the transactions contemplated by the AeroCare Acquisition or the conversion of outstanding securities into Class A Common Stock.
Stabilization
The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Class A Common Stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our Class A Common Stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our Class A Common Stock or purchasing shares of our Class A Common Stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares of Class A Common Stock available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares of Class A Common Stock.
“Naked” short sales are sales in excess of the option to purchase additional shares of our Class A Common Stock. The underwriters must close out any naked short position by purchasing shares of Class A Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of Class A Common Stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A Common Stock. A syndicate covering transaction is the bid for or the purchase of shares of Class A Common Stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Class A Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, the selling stockholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Common Stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our Class A Common Stock on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our Class A Common Stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Class A Common Stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. Additionally, certain of the underwriters and/or their affiliates, including Deutsche Bank Securities Inc. and Jefferies LLC, are parties to our credit facilities and lenders pursuant thereto.
In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Class A Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Class A Common Stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Disclaimers About Non-U.S. Jurisdictions
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom, no shares of Class A Common Stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A Common Stock which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any shares of Class A Common Stock at any time under the following exemptions under the UK Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Co-ordinator for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, provided that no such offer of the shares of Class A Common Stock shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of ‘‘investment professionals’’ in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of shares of Class A Common Stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any Class A Common Stock, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each an “EEA State”), no shares of Class A Common Stock have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the shares of Class A Common Stock which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any shares of Class A Common Stock at any time under the following exemptions under the EU Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the Global Co-ordinator for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of the shares of Class A Common Stock shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of Class A Common Stock in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Common Stock, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in Canada
The Class A Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Hong Kong
The shares of Class A Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Class A Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of Class A Common Stock or caused the shares of Class A Common Stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of Class A Common Stock or cause the shares of Class A Common Stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A Common Stock, whether directly or indirectly, to any person in Singapore other than:
(a)   to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
(b)   to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of Class A Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A Common Stock pursuant to an offer made under Section 275 of the SFA except:
(i)   to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)   where no consideration is or will be given for the transfer;
(iii)   where the transfer is by operation of law;
(iv)   as specified in Section 276(7) of the SFA; or
(v)   as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Notice to Prospective Investors in Japan
The shares of Class A Common Stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of Class A Common Stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS
The validity of the shares of Class A Common Stock offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
The consolidated financial statements of AdaptHealth Corp. as of December 31, 2019 and 2018, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
The audited combined financial statements of the Patient Care Solutions Business as of March 31, 2019 and March 31, 2018 and for the years then ended incorporated by reference in this registration statement have been so incorporated in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of Solara Medical Supplies, LLC as of December 31, 2019 and 2018 (Successor), and for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), and financial statements for the period from January 1, 2018 to May 31, 2018 (Predecessor), incorporated by reference in this prospectus supplement have been so included in reliance upon the report of RSM US LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of AeroCare Holdings Inc. as of December 31, 2019 and 2018, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor-relations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement.
We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website or our website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information that we file with them. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus supplement, and any information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede this information.
We are incorporating by reference the documents listed below, and all documents that we file after the date of this prospectus supplement with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus supplement:
•
Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 6, 2020;

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 8, 2020, August 7, 2020 and November 6, 2020, respectively;

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Our Current Reports on Form 8-K filed with the SEC on January 7, 2020, May 22, 2020, May 29, 2020, June 18, 2020, June 26, 2020, July 2, 2020, July 14, 2020, July 30, 2020, August 4, 2020, August 4, 2020, August 21, 2020, August 28, 2020, September 21, 2020, October 22, 2020, December 7, 2020 and December 14, 2020 and on Form 8-K/A filed with the SEC on January 21, 2020 and December 18, 2020 (in each case, excluding any information furnished and not filed with the SEC); and

•
The description of our securities contained in our registration statement on Form 8-A filed with the SEC on February 15, 2018, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2019, including any further amendment or report filed for the purpose of updating such description.

Unless we specifically state otherwise, none of the information furnished under Item 2.02 or Item 7.01 in our Current Reports on Form 8-K is, or will be, incorporated by reference in this prospectus supplement.
We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, free of charge, upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus supplement. You can obtain copies through our website at https://www.adapthealth.com/investor-relations or by contacting AdaptHealth Corp., Attn: Secretary, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462.

PROSPECTUS
AdaptHealth Corp.
Primary Offering of
$500,000,000 Class A Common Stock, Preferred Stock, Warrants, Debt Securities and Units 4,333,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Secondary Offering of
80,479,526 Shares of Class A Common Stock
3,939,834 Warrants to Purchase Class A Common Stock

This prospectus relates to the offer and sale from time to time in one or more offerings (i) by us of (a) an indeterminate amount of Class A Common Stock, preferred stock, warrants and debt securities or any combination thereof separately or in units, at an aggregate offering price not to exceed $500,000,000 and (b) up to 4,333,3333 shares of Class A Common Stock which are issuable upon the exercise of warrants that were initially issued in a private placement that occurred simultaneously with our IPO (the “private placement warrants”) and (ii) by the selling securityholders named in this prospectus of up to (a) 80,479,526 shares of Class A Common Stock and (b) 3,939,834 private placement warrants.
We will receive the proceeds from the sale of securities offered by us, but will not receive any proceeds from the sale of our Class A Common Stock or private placement warrants by the selling securityholders. We are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders’ securities and to indemnify the selling securityholders against certain liabilities.
This prospectus describes the general manner in which these securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.
Our Class A Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and trades under the symbol “AHCO”. On December 17, 2020, the closing price of our Class A Common Stock was $36.42. The private placement warrants are not listed on any exchange.

See the section entitled “Risk Factors” beginning on page 6 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2020

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf process, we and the selling securityholders may sell from time to time any combination of the securities described in this prospectus in one or more offerings.
This prospectus describes the general manner in which the securities may be offered and sold. If necessary, the specific manner in which these securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.
Unless the context requires otherwise, references in this prospectus to “AdaptHealth,” the “Company,” “we,” “us,” “our” and similar terms refer to AdaptHealth Corp. and its consolidated subsidiaries on and after the consummation of the Business Combination, and references to “DFB” refer to us prior to the consummation of the Business Combination, and unless the context requires otherwise, and the term “securities” refers collectively to our Class A Common Stock, preferred stock, warrants, debt securities, units or any combination of the foregoing securities.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.
These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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competition and the ability of our business to grow and manage growth profitably;

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changes in applicable laws or regulations;

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fluctuations in the U.S. and/or global stock markets;

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the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

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the impact of the coronavirus (COVID-19) pandemic and our response to it;

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failure to consummate or realize the expected benefits of the acquisition of AeroCare Holdings, Inc.; and

•
other risks and uncertainties set forth in this prospectus or in any applicable prospectus supplement, as well as the documents incorporated by reference herein and therein.

ii

FREQUENTLY USED TERMS
“A&R AdaptHealth Holdings LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of AdaptHealth Holdings, dated as of November 8, 2019;
“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of July 1, 2020, by and among AdaptHealth, AdaptHealth Holdings, and certain investors party thereto, as amended on December 1, 2020;
“AdaptHealth Holdings” means AdaptHealth Holdings LLC, a Delaware limited liability company
“AdaptHealth Units” means units representing limited liability company interests in AdaptHealth Holdings;
“Business Combination” means our business combination with AdaptHealth Holdings, which we completed on November 8, 2019;
“Class A Common Stock” means our Class A Common Stock, par value $0.0001 per share;
“Class B Common Stock” means our Class B Common Stock, par value $0.0001 per share;
“Common Stock” means our Class A Common Stock and our Class B Common Stock, collectively;
“Consideration Unit” means one AdaptHealth Unit together with one share of Class B Common Stock;
“Deerfield Private Design Fund IV” means Deerfield Private Design Fund IV, L.P.;
“Deerfield Management” means, collectively, entities affiliated with Deerfield Management Company, L.P.;
“Deerfield Partners” means Deerfield Partners, L.P., a Delaware limited partnership;
“Exchange Agreement” means the Exchange Agreement, dated as of November 8, 2019, by and among AdaptHealth, AdaptHealth Holdings, and holders of AdaptHealth Units;
“OEP Investment” means the investment whereby the OEP Purchaser purchased, on July 1, 2020, in a private placement, 10,930,471 shares of Class A Common Stock and 39,706 shares of Series A Preferred Stock for an aggregate purchase price of $190 million;
“OEP Purchaser” means OEP AHCO Investment Holdings, LLC, a Delaware limited liability company;
“RAB Ventures” means RAB Ventures (DFB) LLC;
“Series A Preferred Stock” means the series of preferred stock of the Company designated as “Series A Convertible Preferred Stock,” par value $0.0001 per share;
“Series B-1 Preferred Stock” means the series of preferred stock of the Company designated as “Series B-1 Convertible Preferred Stock,” par value $0.0001 per share;
“Series B-2 Preferred Stock” means the series of preferred stock of the Company designated as “Series B-2 Convertible Preferred Stock,” par value $0.0001 per share;
“Series C Preferred Stock” means the series of preferred stock of the Company to be designated as “Series C Convertible Preferred Stock,” par value $0.0001 per share; and
“Sponsor” means Deerfield/RAB Ventures LLC.

iii

THE COMPANY
We are a leading provider of home healthcare equipment, medical supplies to the home and related services in the United States. We focus primarily on providing (i) sleep therapy equipment, supplies and related services (including continuous positive airway pressure and bilevel positive airway pressure services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (“HME”) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. We service beneficiaries of Medicare, Medicaid and commercial insurance payors. As of September 30, 2020, we serviced approximately 1.8 million patients annually in all 50 states through our network of 269 locations in 41 states.
We were originally formed in November 2017 as a special purpose acquisition company under the name DFB Healthcare Acquisitions Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On November 8, 2019, we completed our initial business combination with AdaptHealth Holdings. As part of the Business Combination, we changed our name from DFB Healthcare Acquisitions Corp. to AdaptHealth Corp.
Our principal executive office is located at 220 West Germantown Pike, Suite 250, Plymouth Meeting, Pennsylvania 19462, and its telephone number is (610) 630-6357. Our website is https://www.adapthealth.com. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus or any accompanying prospectus supplement, and you should not rely on our website or such information in making a decision to invest in our securities.
Recent Developments
AeroCare Acquisition
On December 1, 2020, we entered into a merger agreement (the “Merger Agreement”) pursuant to which we agreed to acquire AeroCare Holdings, Inc. (“AeroCare”), subject to the satisfaction or waiver of certain conditions as described in the Merger Agreement (the “AeroCare Acquisition”). The purchase price for the AeroCare Acquisition consists of $1.1 billion in cash plus shares of Class A Common Stock and shares of Series C Preferred Stock, representing, in the aggregate, on an as-converted basis, the economic equivalent of 31 million shares of Class A Common Stock, subject to customary adjustments to the cash portion of such consideration for cash, indebtedness, transaction expenses and net working capital (as compared to an agreed target net working capital amount) and certain other adjustments and subject to escrows to fund certain potential indemnification matters and potential amounts owed by AeroCare equityholders with respect to post-closing purchase price adjustments, if any. We intend to fund the cash portion of the consideration for the AeroCare Acquisition and associated costs through cash on hand and incremental debt.
The obligations of the parties to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of, among other closing conditions, the accuracy of the representations and warranties in the Merger Agreement, the compliance by the parties with the covenants in the Merger Agreement, the absence of any legal order barring the AeroCare Acquisition, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the receipt of certain regulatory approvals. Our obligation to effect the closing is also subject to the satisfaction or waiver of the condition that no more than 3.5% of the shares of common stock of AeroCare issued and outstanding as of immediately prior to the closing have properly demanded appraisal for such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware.
Pursuant to the Merger Agreement, the parties are provided with customary termination rights, including the right of either party to terminate the Merger Agreement if the consummation of the AeroCare Acquisition has not occurred on or prior to May 31, 2021 unless the party electing to terminate the Merger Agreement is in breach of its representations or obligations under the Merger Agreement and such breach caused the failure of a condition to closing or was the primary cause of the failure to consummate the closing prior to outside date. We will be required to pay a termination fee to AeroCare equal to $60 million if the Merger Agreement is terminated for breach by us that primarily gives rise to the failure of certain conditions to closing of AeroCare or for our failure to close when required. The AeroCare Acquisition is expected to close in the first quarter of 2021 subject to the satisfaction of the closing conditions as described above.
In connection with the entry into the Merger Agreement, we entered into a debt commitment letter, dated as of December 1, 2020, pursuant to which Jefferies Finance LLC (together with any additional commitment parties party thereto) committed to provide to us (i) a senior secured term loan B facility (the “Term B Facility”) in an aggregate principal amount of up to $900.0 million and (ii) a senior unsecured bridge facility (the “Bridge Facility”) in an aggregate principal amount of up to $450.0 million, on the terms and subject to certain conditions as described in the debt commitment letter. The Term B Facility commitment consists of $250.0 million to backstop a required amendment on our existing $250.0 million term loan A facility, which was received on December 14, 2020, and up to $650.0 million to finance the cash consideration payable in the AeroCare Acquisition and related fees and expenses (together with the $450.0 million Bridge Facility). Additionally, on December 15, 2020, we priced an offering of $500.0 million aggregate principal amount of 4.625% Senior Notes due 2029 (the “Notes”). The proceeds of the Notes will reduce commitments in respect of the Bridge Facility on a dollar-for-dollar basis, and upon the consummation of such offering, we do not expect to enter into the Bridge Facility. On or prior to the consummation of the AeroCare Acquisition, the commitments in respect of the Term B Facility may be automatically reduced on a dollar-for-dollar basis by certain debt incurrences (excluding the Notes) and equity issuances by the Company. We are currently considering various alternatives for our permanent capital structure with respect to the $600.0 million aggregate principal amount in new senior secured term loan borrowings that we expect to incur in connection with the AeroCare Acquisition, which may include an incremental term loan A facility or a combination of a term loan B facility and an incremental term loan A facility.
For more information on the AeroCare Acquisition and the debt commitment letter, see “Where You Can Find More Information”.
Put/Call Agreement
We and AdaptHealth Holdings are party to the Put/Call Option and Consent Agreement, dated as of May 25, 2020, as amended on October 16, 2020, with BlueMountain Foinaven Master Fund L.P., BMSB L.P., BlueMountain Fursan Fund L.P. and BlueMountain Summit Opportunities Fund II (US) L.P. (the “Option Parties”), pursuant to which the parties were granted certain put and call rights with respect to our securities. On December 9, 2020, we exercised our right under the agreement to purchase 1,898,967 shares of our Class A Common Stock from the Option Parties at a price per share of $15.76, resulting in a $29.9 million payment to the Option Parties, which closed on December 15, 2020.
Up-C Unwinding
In anticipation of the closing of the AeroCare Acquisition, we will complete an internal restructuring such that, for the fiscal year ending December 31, 2021, we will no longer be an “Up-C”. In connection with this restructuring, our subsidiary will merge with and into AdaptHealth Holdings and the members of AdaptHealth Holdings (other than us) will receive one share of Class A Common Stock in exchange for each Consideration Unit. Following the Up-C Unwinding, AdaptHealth Holdings will be our wholly owned indirect subsidiary. The Up-C Unwinding is intended to reduce our tax compliance costs and enhance our ability to structure future acquisitions and will result in the Class A Common Stock being our only class of Common Stock outstanding.
In addition, on December 7, 2020 prior to the Up-C Unwinding, certain members of our management elected to exchange an aggregate of 4,652,351 Consideration Units directly or indirectly held thereby for Class A Common Stock subject to the terms of the Exchange Agreement. We elected to deliver an amount in cash as set forth in the Exchange Agreement in lieu of delivering shares of Class A Common Stock for 1,507,808 of such Consideration Units surrendered for exchange pursuant to the Exchange Agreement.

The amount in cash delivered in lieu of shares of Class A Common Stock was an amount sufficient to permit such members of our management to satisfy their tax obligations in connection with such exchange.
Our Emerging Growth Company Status
We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we are eligible for certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements.
We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year in which the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in the IPO, which would be December 31, 2023. We expect to exceed $1.07 billion in revenue for the year ended December 31, 2021, meaning we would no longer be an emerging growth company as of December 31, 2021 or sooner if our non-convertible debt exceeds $1.0 billion.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard.
Our Smaller Reporting Company Status
We are also currently a “smaller reporting company,” meaning that as of the last business day of our most recent second fiscal quarter, we had a public float of less than $250 million or annual revenues of less than $100 million. In the event that we are still considered a “smaller reporting company” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; may be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings.
Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.
Summary Risk Factors
Investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus, any applicable prospectus supplement and the documents incorporated herein by reference, before you decide whether to purchase any of our securities. These risks could materially adversely affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. Such risks include, but are not limited to:
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the coronavirus (COVID-19) pandemic and the global attempt to contain it;

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our reliance on relatively few suppliers for the majority of our patient service equipment and supplies;

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federal and state changes to reimbursement and other Medicaid and Medicare policies;

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healthcare reform efforts, including repeal of or significant modifications to the Affordable Care Act;

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continuing efforts by private third-party payors to control their costs;

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changes in governmental or private payor supply replenishment schedules;

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our reliance for a significant portion of our revenue on the provision of sleep therapy equipment and supplies to patients;

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consolidation among health insurers and other industry participants;

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our payor contracts being subject to renegotiation or termination;

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our ability to manage the complex and lengthy reimbursement process;

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changes in the authorizations or documentation necessary for our products;

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audits of reimbursement claims by various governmental and private payor entities;

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significant reimbursement reductions and/or exclusion from markets or product lines;

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our failure to maintain controls and processes over billing and collections or the deterioration of the financial condition of our payors or disputes with third parties;

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our ability to maintain or develop relationships with patient referral sources;

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our ability to successfully design, modify and implement technology-based and other process changes;

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our dependence on information systems, including software licensed from third parties;

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competition from numerous other home respiratory and mobility equipment providers;

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changes in medical equipment technology and development of new treatments;

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the risk of rupture or other accidents due to our transport of compressed and liquid oxygen;

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our ability to comply with applicable law, including healthcare fraud and abuse and false claims laws and regulations, and data protection, privacy and security, and consumer protection laws;

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our ability to maintain required licenses and accreditation;

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our ability to attract and retain key members of senior management and other key personnel;

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our ability to execute our strategic growth plan, which involves the acquisition of other companies;

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the impact if we were required to write down all or part of our goodwill;

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our ability to obtain additional capital to fund our operating subsidiaries and finance our growth;

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risks relating to our indebtedness, including our ability to meeting operating covenants and the impact from changes to LIBOR;

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the impact of political and economic conditions;

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the risk of substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs if our subsidiary fails to comply with the terms of its Corporate Integrity Agreement;

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our exposure to unexpected costs from our current insurance program;

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the outsourcing of a portion of our internal business functions to third-party providers;

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our ability to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock;

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fluctuations in the price of our securities;

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our ability to timely and effectively implement controls and procedures required by the Sarbanes-Oxley Act;

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certain of our principal stockholders have significant influence over us;

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significant increased expenses and administrative burdens as a result of being a public company;

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our management’s limited experience in operating a public company;

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the ability of stockholders to receive any return on investment because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future;

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risks related to the Tax Receivable Agreement we entered into at the closing of our Business Combination;

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our ability to continue to comply with the continued listing standards of Nasdaq;

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the impact of the private placement warrants on our Class A Common Stock;

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our status as an “emerging growth company” and a “smaller reporting company” which allow us to take advantage of certain exemptions from various reporting requirements;

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certain provisions in our governing documents which may have the effect of discouraging lawsuits against our directors and officers; and

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failure to consummate or realize the expected benefits of the AeroCare Acquisition.

RISK FACTORS
Investment in our securities involves a high degree of risk. You should consider carefully the following risks and the risks and uncertainties described under the heading “Risk Factors” in any applicable prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our subsequent Quarterly Reports on Form 10-Q, and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), which are incorporated herein by reference, before you decide whether to purchase any of our securities. These risks could materially adversely affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. For more information, see “Where You Can Find More Information.”
Risks Related to the AeroCare Acquisition
We may experience difficulties in integrating the operations of AeroCare into our business and in realizing the expected benefits of the AeroCare Acquisition.
The success of the AeroCare Acquisition will depend in part on our ability to realize the anticipated business opportunities from combining the operations of AeroCare with our business in an efficient and effective manner. The integration process could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the AeroCare Acquisition, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of AeroCare with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the AeroCare Acquisition, and our business, results of operations and financial condition could be materially and adversely affected.
We have incurred significant costs in connection with the AeroCare Acquisition. The substantial majority of these costs are non-recurring expenses related to the AeroCare Acquisition. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed combined financial information incorporated by reference in the registration statement of which this prospectus forms a part. We may incur additional costs in the integration of AeroCare’s business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the AeroCare Acquisition.

USE OF PROCEEDS
We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sale of securities by any selling securityholder, but we are required to pay certain offering fees and expenses in connection with the registration of the selling securityholders’ securities and to indemnify the selling securityholders against certain liabilities.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of our capital stock. We urge you to read our second amended and restated certificate of incorporation, as in effect on the date of this prospectus (our “Charter”), in its entirety for a complete description of the rights and preferences of our capital stock.
Authorized and Outstanding Stock
Our Charter authorizes the issuance of 250,000,000 shares of Common Stock, consisting of 210,000,000 shares of Class A Common Stock and 35,000,000 shares of Class B Common Stock, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of December 15, 2020, there were 71,390,810 shares of Class A Common Stock and 18,938,269 shares of Class B Common Stock issued and outstanding.
In anticipation of the closing of the AeroCare Acquisition, we will complete an internal restructuring such that, for the fiscal year ending December 31, 2021, we will no longer be an “Up-C”. In connection with this restructuring, our subsidiary will merge with and into AdaptHealth Holdings and the members of AdaptHealth Holdings (other than us) will receive one share of Class A Common Stock in exchange for each Consideration Unit. Following the Up-C Unwinding, AdaptHealth Holdings will be our wholly owned indirect subsidiary. The Up-C Unwinding is intended to reduce our tax compliance costs and enhance our ability to structure future acquisitions and will result in the Class A Common Stock being our only class of Common Stock outstanding.
Common Stock
Our Charter provides for two classes of Common Stock, Class A Common Stock and Class B Common Stock. In connection with the Business Combination, certain pre-Business Combination owners of AdaptHealth Holdings were issued AdaptHealth Units and an equal number of shares of Class B Common Stock, and such parties collectively own all of our outstanding shares of Class B Common Stock. We expect to continue to maintain a one-to-one ratio between the number of outstanding shares of Class B Common Stock and the number of AdaptHealth Units held by persons other than AdaptHealth, so holders of AdaptHealth Units (other than AdaptHealth) will continue to have a voting interest in AdaptHealth that is proportionate to their economic interest in AdaptHealth Holdings.
Shares of Class B Common Stock (i) may be issued only in connection with the issuance by AdaptHealth Holdings of a corresponding number of AdaptHealth Units and only to the person or entity to whom such AdaptHealth Units are issued and (ii) may be registered only in the name of (a) a person or entity to whom shares of Class B Common Stock are issued as described above, (b) its successors and assigns, (c) their respective permitted transferees or (d) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than AdaptHealth) only if, and only to the extent permitted by the A&R AdaptHealth Holdings LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s AdaptHealth Units to the same transferee in compliance with the A&R AdaptHealth Holdings LLC Agreement.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of shares of our Class B Common Stock vote together as a single class with holders of shares of our Class A Common Stock on all matters properly submitted to a vote of the stockholders.
Dividends
Holders of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically. Holders of shares of Class B Common Stock are not entitled to receive any dividends on account of such shares.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied. Holders of shares of Class B Common Stock will not be entitled to receive any of our assets on account of such shares.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Founder Shares
The shares that were issued to our Sponsor in a private placement prior to our IPO (“founder shares”) are identical to the shares of Common Stock sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders.
Preferred Stock
Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.
The particular terms of any series of preferred stock to be offered by this prospectus will be set forth in the prospectus supplement relating to the offering. The description of the terms of a particular series of preferred stock that will be set forth in the applicable prospectus supplement does not purport to be complete and will be qualified in its entirety by reference to the certificate of designation relating to the series.
As of the date hereof, we have 185,000 shares of Series B-1 Preferred Stock authorized and 183,560.02 shares of Series B-1 Preferred Stock outstanding. Each share of Series B-1 Preferred Stock is convertible into 100 shares of Class A Common Stock (subject to certain anti-dilution adjustments) at the holder’s election, except to the extent that, following such conversion, the number of shares of Class A Common Stock held by such holder, its affiliates and any other persons whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act , including shares held by any “group” (as defined in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission) of which such holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have similar limitations on the right to convert, exercise or purchase, exceed 4.9% of the outstanding Class A Common Stock. The

Series B-1 Preferred Stock ranks senior to the Class A Common Stock with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, in respect of a liquidation preference equal to its par value of $0.0001 per share. The Series B-1 Preferred Stock participates equally and ratably on an as-converted basis with the holders of Class A Common Stock in all cash dividends paid on the Class A Common Stock. The Series B-1 Preferred Stock is non-voting.
In connection with the acquisition of AeroCare Holdings, Inc., we will issue shares of newly designated Series C Preferred Stock. As of the date hereof, we have no shares of Series C Preferred Stock authorized or outstanding. For more information on the acquisition and the Series C Preferred Stock to be issued, see “The Company — Recent Developments” and “Where You Can Find More Information.”
Our Transfer Agent
The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of our Charter and Bylaws
Our Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.
Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits.   Our Charter requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Special meeting of stockholders.   Our Amended and Restated Bylaws (our “Bylaws”) provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.
Advance notice requirements for stockholder proposals and director nominations.   Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice must be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the

10th day following the day on which we first publicly announce the date of the annual meeting. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Registration Rights
On July 1, 2020, we entered into the A&R Registration Rights Agreement, which provides certain stockholders, including the selling stockholders named herein, with customary registration rights with respect to (i) the shares of Class A Common Stock held by those parties at the closing of the Business Combination or issuable upon the future exercise of private placement warrants or upon the future exchange of AdaptHealth Units and shares of Class B Common Stock, (ii) the private placement warrants held by these parties, in each case held by them at the closing of the Business Combination, (iii) such shares of Class A Common Stock issued to the OEP Purchaser in the OEP Investment, and (iv) all shares of Class A Common Stock issued upon conversion of the Series A Preferred Stock and the shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock issued upon conversion of the Series B-2 Preferred Stock to Deerfield Partners in the Deerfield Investment (collectively, “Registrable Securities”). The Registrable Securities also included 12,500,000 shares of Class A Common Stock issued in connection with the closing of the Business Combination. Our Sponsor was dissolved on January 17, 2020, and its rights associated with equity securities of the Company were distributed to its members.
Pursuant to the A&R Registration Rights Agreement, we agreed to file a registration statement under the Securities Act registering the resale of all of the Registrable Securities. In addition, (i) certain holders of Registrable Securities may request such number of long-form registrations as provided in the A&R Registration Rights Agreement, pursuant to which we would pay all registration expenses only if the aggregate market price of Registrable Securities included exceeds $20 million, and (ii) certain holders of Registrable Securities may request an unlimited number of short-form registrations, provided that we are not required to pay the expenses of any short-form registration if the holders propose to include Registrable Securities with an aggregate market price of less than $5 million. The holders of Registrable Securities also have certain “piggy-back” rights with respect to underwritten offerings initiated by us or other of our stockholders.
Except as set forth above, we are required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commissions on the sale of Registrable Securities and the fees and expenses of counsel to holders of Registrable Securities. The A&R Registration Rights Agreement also included customary provisions regarding indemnification and contribution.
The A&R Registration Rights Agreement also provides that, subject to certain exceptions, if requested by the managing underwriter(s), in connection with any underwritten public offering, each holder that beneficially owns 1% or more of the outstanding Class A Common Stock will enter into a lock-up agreement with the managing underwriter(s) of such underwritten public offering in such form as agreed to by such managing underwriter(s).
We are registering the resale of the 80,479,526 shares of Class A Common Stock on the registration statement of which this prospectus forms a part pursuant to the A&R Registration Rights Agreement.
In connection with the entry into the Merger Agreement, we entered into an amendment to the A&R Registration Rights Agreement, pursuant to which, among other things, the stockholders of AeroCare receiving Class A Common Stock and Series C Preferred Stock pursuant to the Merger Agreement and that deliver a joinder to the A&R Registration Rights Agreement to the Company, effective as of the closing of the AeroCare Acquisition, will be provided with certain registration rights with respect to the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon conversion (subject to the terms and conditions of the certificate of designations relating thereto) of the Series C Preferred Stock to be issued pursuant to the Merger Agreement.
Quotation of Securities
Our Class A Common Stock is listed on Nasdaq and trades under the symbol “AHCO”.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time, in one or more series. The paragraphs below describe the general terms and provisions of the debt securities we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.
We have summarized below the material provisions of the indenture that will govern debt securities that we may issue, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. We have included the form of the indenture as an exhibit to our registration statement of which this prospectus is a part, and it is incorporated herein by reference. Because the summary in this prospectus and in any applicable prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. These documents will be filed as an exhibit to the registration statement of which this prospectus forms a part or will be incorporated by reference from another report that we file with the SEC. See “Where You Can Find More Information.” References to an “indenture” are references to the indenture, including any applicable supplemental indenture, under which a particular series of debt securities is issued.
General
The indenture:
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does not limit the amount of debt securities that we may issue;

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allows us to issue debt securities in one or more series;

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does not require us to issue all of the debt securities of a series at the same time; and

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allows us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series.

The prospectus supplement for each offering of debt securities will provide the following terms, where applicable:
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the title of the debt securities and whether they are senior, senior subordinated or subordinated debt securities;

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the aggregate principal amount of the debt securities being offered and any limit on their aggregate principal amount, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

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the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or preferred stock or the method by which any such portion shall be determined;

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if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto, and any applicable limitations on the ownership or transferability of common stock or preferred stock received on conversion;

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the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

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the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

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the date or dates, or the method for determining the date or dates, from which interest will accrue;

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the dates on which interest will be payable;

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the record dates for interest payment dates, or the method by which we will determine those dates;

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the persons to whom interest will be payable;

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the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

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any collateral securing the performance of our obligations under the debt securities;

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the place or places where the principal of, premium, if any, and interest on, the debt securities will be payable;

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where the debt securities may be surrendered for registration of transfer or conversion or exchange;

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where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

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any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

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any right or obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision;

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the currency or currencies (including any composite currency) in which the debt securities are denominated and payable if other than United States dollars, and the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any additions to, modifications of or deletions from the terms of the debt securities to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

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whether the amount of payments of principal of, premium, if any, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

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whether the debt securities will be in registered form, bearer form or both, and the terms of these forms;

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whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

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any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form;

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whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

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any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

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any deletions from, modifications of, or additions to our events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates; and

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any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

Events of Default
Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indenture with respect to any series of debt securities, we mean:
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our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

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our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

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our failure or the failure of any restricted subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 90 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time); or

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certain events of bankruptcy, insolvency or reorganization occur with respect to the Company or any restricted subsidiary of the Company that is a significant subsidiary (as defined in the indenture).

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable immediately. However, the holders of at least a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.
The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may, on behalf of all holders, waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest.
The indenture will require the trustee to give notice to the holders of debt securities within 90 days after the trustee obtains knowledge of a default that has occurred and is continuing. However, the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.
The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.
Modification, Amendment, Supplement and Waiver
Without notice to or the consent of any holder of any debt security, we and the trustee may modify, amend or supplement the indenture or the debt securities of a series:
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to cure any ambiguity, omission, defect or inconsistency;

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to comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

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to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

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to create a series and establish its terms;

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to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to release a guarantor in respect of any series which, in accordance with the terms of the indenture applicable to such series, ceases to be liable in respect of its guarantee;

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to add a guarantor subsidiary in respect of any series of debt securities;

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to secure any series of debt securities;

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to add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

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to appoint a successor trustee with respect to the securities;

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to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

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to make any change that does not adversely affect the rights of holders in any material respect; or

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to conform the provisions of the indenture to the final offering document in respect of any series of debt securities.

The indenture will provide that we and the trustee may modify, amend, supplement or waive any provision of the debt securities of a series or of the indenture relating to such series with the written consent of the holders of at least a majority in principal amount of the outstanding debt securities of such series. However, without the consent of each holder of a debt security the terms of which are directly modified, amended, supplemented or waived, a modification, amendment, supplement or waiver may not:
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reduce the amount of debt securities of such series whose holders must consent to a modification, amendment, supplement or waiver;

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reduce the rate of or extend the time for payment of interest, including defaulted interest;

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reduce the principal of or extend the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities of a series in a manner adverse to holders;

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make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

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modify the ranking or priority of the debt securities of the relevant series;

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release any guarantor of any series from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture;

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make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series, except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of debt securities of such series;

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waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

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make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of all holders of debt securities of that series, waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal.
Defeasance
The indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:
•
depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay interest, if any, on and the principal of the debt securities of such series to their maturity or redemption; and

•
complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:
•
depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay interest, if any, on and the principal of the debt securities of such series to their maturity or redemption; and

•
complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal of and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.
Transfer and Exchange
A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.
Concerning the Trustee
The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if the trustee acquires any conflicting interest, it must eliminate such conflict or resign.
No Recourse Against Others
The indenture will provide that there is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any debt security against any of our or our successor’s past, present or future stockholders, employees, officers or directors.
Governing Law
The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF WARRANTS
General
We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with Class A Common Stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities. The warrants issuable by us may be convertible into or exchangeable for Class A Common Stock.
If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement and any free writing prospectus related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of Class A Common Stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.
Private Placement Warrants
The selling securityholders may also sell private placement warrants pursuant to this prospectus. Each whole private placement warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. This means that only a whole private placement warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-third of one private placement warrant, such private placement warrant will not be exercisable. The private placement warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.
Redemption of private placement warrants
The private placement warrants will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders as described below.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a private placement warrant and will have no obligation to settle such private placement warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the private placement warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No private placement warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a private placement warrant unless Class A Common Stock issuable upon such private placement warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the private placement warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a private placement warrant, the holder of such private placement warrant will not be entitled to exercise such private placement warrant and such private placement warrant may have no value and expire worthless. In no event will we be required to net cash settle any private placement warrant. In the event that a registration statement is not effective for the exercised private placement warrants, the purchaser of a unit containing such private placement warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
We agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the private placement warrants, pursuant to which we filed the Original Resale Registration Statement. We will use our best efforts to maintain the effectiveness of such Original Resale Registration Statement or this registration statement, as applicable, and a current prospectus relating thereto, until the expiration of the private placement warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a private placement warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of private placement warrants who exercise their private placement warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of private placement warrants for cash.   Once the private placement warrants become exercisable, we may redeem the private placement warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the private placement warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the private placement warrants, each warrant holder will be entitled to exercise his, her or its private placement warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 private placement warrant exercise price after the redemption notice is issued.
Redemption of private placement warrants for Class A Common Stock.   Ninety days after the private placement warrants become exercisable, we may redeem the private placement warrants:
•
in whole and not in part;

•
at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table set forth below based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described in this section;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants, and the number of months that the corresponding redemption date precedes the expiration date of the private placement warrants, each as set forth in the table below.
Redemption Date (period to expiration of private placement warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each private placement warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the private placement warrants is $11 per share, and at such time there are 57 months until the expiration of the private placement warrants, we may choose to, pursuant to this redemption feature, redeem the private placement warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole private placement warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the private placement warrants is $13.50 per share, and at such time there are 38 months until the expiration of the private placement warrants, we may choose to, pursuant to this redemption feature, redeem the private placement warrants at a “redemption price” of 0.298 shares of Class A Common Stock for each whole private placement warrant. Finally, as reflected in the table above, we can redeem the private placement warrants for no consideration in the event that the private placement warrants are “out of the money” (i.e., the trading price of our Class A Common Stock is below the exercise price of the warrants) and about to expire.
Any private placement warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such private placement warrants so redeemed (“fair market value” for such private placement warrants held by our officers or directors being defined as the last sale price of the private placement warrants on such redemption date).
We have established this redemption feature to provide the private placement warrants with an additional liquidity feature, which provides us with the flexibility to redeem the private placement warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the private placement warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of private placement warrants for cash.” Holders of the private placement warrants will, in effect, receive a number of shares having a value reflecting a premium for their private placement warrants, based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the private placement warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding private placement warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure, as the private placement warrants would no longer be outstanding and would have been exercised or redeemed, and (ii) to the amount of cash provided by the exercise of the private placement warrants and available to us, and also provides a ceiling to the theoretical value of the private placement warrants as it locks in the “redemption prices” we would pay to private placement warrant holders if we chose to redeem private placement warrants in this manner. While we will effectively be required to pay a “premium” to private placement warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the private placement warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the private placement warrants in this manner when we believe it is in our best interest to update our capital structure to remove the private placement warrants and pay the premium to the private placement warrant holders. In particular, it would allow us to quickly redeem the private placement warrants for Class A Common Stock, without having to negotiate a redemption price with the private placement warrant holders. For this right, we are effectively agreeing to pay a premium to the private placement warrant holders. In addition, the private placement warrant holders will have the ability to exercise the private placement warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the private placement warrants when the Class A Common Stock is trading at a price starting at $10.00 per share, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing private placement warrant holders with a premium (in the form of Class A Common Stock). If we choose to redeem the private placement warrants when the Class A Common Stock is trading at a price below the exercise price of the private placement warrants, this could result in the private placement warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their private placement warrants for Class A Common Stock if and when such Class A Common Stock was trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.
Redemption procedures and cashless exercise.   If we call the private placement warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its private placement warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their private placement warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of private placement warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our private placement warrants. If our management elects this option, all holders of private placement warrants would pay the exercise price by surrendering their private placement warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants. If our management elects this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the private placement warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a private placement warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the private placement warrants. If we call our private placement warrants for redemption and our management does not elect this option, our Sponsor and its permitted transferees, which include the selling securityholders, would still be entitled to exercise their private placement private placement warrants for cash or on a cashless basis using the same formula described above that other private placement warrant holders would have been required to use had all private placement warrant holders been required to exercise their private placement warrants on a cashless basis, as described in more detail below.
A holder of a private placement warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such private placement warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend payable in Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each private placement warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the private placement warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other shares into which the private placement warrants are convertible) other than (a) as described above or (b) certain ordinary cash dividends, then the private placement warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each private placement warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Other than as set forth in the three immediately preceding paragraphs, no adjustment will be required to be made.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the private placement warrants is adjusted, as described above, the private placement warrant exercise price will be adjusted by multiplying the private placement warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the private placement warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the private placement warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the private placement warrants and in lieu of our shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the private placement warrants would have received if such holder had exercised their private placement warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each private placement warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a private placement warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such private placement warrant holder had exercised the private placement warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement relating to the private placement warrants. Additionally, if less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the private placement warrant properly exercises the private placement warrant within thirty days following public disclosure of such transaction, the private placement warrant exercise price will be reduced as specified in the warrant agreement relating to the private placement warrants based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement relating to the private placement warrants) of the private placement warrant.
The private placement warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the private placement warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding private placement warrants to make any change that adversely affects the interests of the registered holders of private placement warrants.
The private placement warrants may be exercised upon surrender of the private placement warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the private placement warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of private placement warrants being exercised. The private placement warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their private placement warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the private placement warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
The private placement warrants are not listed on any exchange.

DESCRIPTION OF UNITS
We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.
The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.
If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement or related free writing prospectus, including, without limitation, the following, as applicable:
•
the title of the series of units;

•
identification and description of the separate constituent securities comprising the units;

•
the price or prices at which the units will be issued;

•
the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•
a discussion of certain United States federal income tax considerations applicable to the units; and

•
any other terms of the units and their constituent securities.

SELLING SECURITYHOLDERS
Up to 80,479,526 shares of our Class A Common Stock may be offered for resale by the selling securityholders under this prospectus. Additionally, up to 3,939,834 private placement warrants may be offered for resale by selling securityholders under this prospectus.
The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted under the A&R Registration Rights Agreement.
To the extent permitted by law, the selling securityholders listed below may resell shares of our Class A Common Stock and private placement warrants pursuant to this prospectus. We have registered the sale of the shares of our Class A Common Stock and the private placement warrants to permit the selling securityholders and their respective permitted transferees or other successors-in-interest that receive their shares of Class A Common Stock or private placement warrants from the selling securityholders after the date of this prospectus to resell their shares of Class A Common Stock and private placement warrants.
The following table sets forth the number of shares of Class A Common Stock and private placement warrants being offered by the selling securityholders pursuant to this prospectus. The selling securityholders are not making any representation that any shares of Class A Common Stock or private placement warrants covered by this prospectus will be offered for sale or sold. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of Class A Common Stock or private placement warrants. For purposes of the table below, we assume that all of the shares of our Class A Common Stock and private placement warrants covered by this prospectus will be sold.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated, the Company believes that the persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. Except as described in the footnotes to the following table and in the reports incorporated by reference in the registration statement of which this prospectus forms a part, the persons named in the table have not held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. See “Where You Can Find More Information.” The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the persons named below.
As of December 15, 2020, assuming the exchange of 18,938,269 AdaptHealth Units together with the same number of shares of our Class B Common Stock for shares of our Class A Common Stock, there were 90,329,079 shares of our Class A Common Stock issued and outstanding.

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Entities or Persons affiliated with Deerfield Management(1)	20,634,702	1,640,981	20,634,702	1,640,981	—	—	—	—
2014 Barasch Family Trust #1(2)	510,010	—	510,010	—	—	—	—	—
Richard Barasch	872,234(3)	527,314	853,217	527,314	—	—	—	—
Dr. Susan Weaver(4)	29,509	—	20,000	—	—	—	—	—
Dr. Gregory Sorenson(5)	20,000	—	20,000	—	—	—	—	—
Christopher Wolfe	375,089(6)	132,085	375,089	132,085	—	—	—	—
Luke McGee(7)	4,108,171(8)	224,121	3,958,171	224,121	—	—	—	—
Joshua Parnes	223,125(9)	—	73,125	—	—	—	—	—
Shaw Rietkerk	301,763(10)	11,617	213,827	11,617	—	—	—	—
Christopher Murray(11)	14,000	—	14,000	—	—	—	—	—
Clifton Bay Offshore Investments L.P.	15,025,135(12)	665,628	15,025,135	665,628	—	—	—	—
BlueMountain Foinaven Master Fund L.P.	347,383	—	347,383	—	—	—	—	—
BMSB L.P.	1,057,986	—	1,057,986	—	—	—	—	—
BlueMountain Fursan Fund L.P.	425,149	—	425,149	—	—	—	—	—
BlueMountain Summit Opportunites Fund II (US) L.P.	75,290	—	75,290	—	—	—	—	—
BlueMountain Summit Trading L.P.	10,126	—	10,126	—	—	—	—	—
Ocean Rock NJ LLC	5,430,413(13)	240,568	5,430,413	240,568	—	—	—	—
Plains Capital LLC	709,024(14)	31,410	709,024	31,410	—	—	—	—
Blue River NJ LLC	6,405,438(15)	274,768	6,405,438	274,768	—	—	—	—
Quad Cap LLC	1,012,410(16)	129,221	1,012,410	129,221	—	—	—	—
Jedi Enterprises LLC	1,020,541	—	1,020,541	—	—	—	—	—
Quadrant Management, Inc.	936,189(17)	41,473	936,189	41,473	—	—	—	—
McLarty Capital Partners SBIC L.P.	4,526,189	—	4,526,189	—	—	—	—	—
Mayaid2001 LLC	205,228(18)	12,903	205,228	12,903	—	—	—	—
Anthony Gonzalez	150,551(19)	7,745	150,551	7,745	—	—	—	—
Arimar, LLC	2,652,153	—	2,652,153	—	—	—	—	—
OEP AHCO Investment Holdings, LLC	13,818,180	—	13,818,180	—	—	—	—	—

(1)
Comprising (i) 617,719 shares of Class A Common Stock, 15,810,547 shares of Class A Common Stock issuable upon conversion of 158,105.47 shares of Series B-1 Preferred Stock and 1,640,981 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable held by Deerfield Private Design Fund IV, (ii) 20,000 shares of Class A Common Stock held by Steven Hochberg and (iii) 2,545,455 shares of Class A Common Stock issuable upon conversion of 25,454.55 shares of Series B-1 Preferred Stock held by Deerfield Partners. Deerfield Mgmt IV, L.P. is the general partner of Deerfield Private Design Fund IV. Deerfield Mgmt, L.P. is the general partner of Deerfield Partners. Deerfield Management Company, L.P. is the investment manager of Deerfield Private Design Fund IV and Deerfield Partners. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt IV, L.P., Deerfield Mgmt, L.P. and Deerfield Management. Steven Hochberg is a partner at Deerfield Management, and the Class A Common Stock owned by Steven Hochberg is held for the benefit, and at the direction, of Deerfield Management.

Deerfield Mgmt IV, L.P. may be deemed to beneficially own the securities held by Deerfield Private Design Fund IV. Deerfield Mgmt, L.P. may be deemed to beneficially own the securities held by Deerfield Partners. Each of Deerfield Management and Mr. James E. Flynn may be deemed to beneficially own the securities held by each of Deerfield Private Design Fund IV, Deerfield Partners and Steven Hochberg. The address of Deerfield Private Design Fund IV, Steven Hochberg and Deerfield Partners is 780 Third Avenue, 37th Floor, New York, NY 10017. The terms of the Series B-1 Preferred Stock restrict the conversion of such shares to the extent that, upon such conversion, the number of shares of Class A Common Stock then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” would exceed 4.9% of the total number of shares of Class A Common Stock then outstanding (the “Ownership Cap”). Accordingly, notwithstanding the number of shares set forth in the table above, the selling securityholder disclaims beneficial ownership of the shares of Class A Common Stock issuable upon conversion of Series B-1 Preferred Stock to the extent that upon such conversion the number of shares beneficially owned by Deerfield Partners, Deerfield Private Design Fund IV, Deerfield Mgmt, L.P., Deerfield Mgmt IV, L.P., Deerfield Management and Mr. Flynn, in the aggregate, would exceed the Ownership Cap.
(2)
Richard Barasch is not the trustee, but is a beneficiary of, the 2014 Barasch Family Trust #1.

(3)
Includes 527,314 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Mr. Barasch is the Chairman of our board of directors.

(4)
Dr. Weaver is a member of our board of directors.

(5)
Dr. Sorenson is a stockholder in, and Executive Chairman on the board of directors of, Deerfield Imaging Holdings, Inc., an affiliate of Deerfield Management.

(6)
Includes 132,085 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(7)
Includes shares of Class A Common Stock and private placement warrants held directly by Fresh Pond Investment LLC, 2321 Capital LLC and LBM DME Holdings LLC.

(8)
Includes 224,121 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 150,000 restricted shares of Class A Common Stock, which will be eligible to vest on December 31 on each of 2020, 2021 and 2022 (each, a “Vesting Date”). The number of shares eligible to vest on each Vesting Date (the “Vesting Eligible Restricted Shares”) that will actually vest on each Vesting Date will be based on the compound annual growth rate (“CAGR”) of the price per share of the Company’s Class A Common Stock from the grant date through the applicable Vesting Date (where the stock price on each Vesting Date will be determined based on the dollar volume-weighted average price over the previous 20 trading days) as follows (the “Restricted Stock Vesting Condition”): (i) If CAGR is negative, all Vesting Eligible Restricted Shares will be forfeited for no consideration, (ii) if CAGR is 0%, one-third of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iii) if CAGR is 15%, two-thirds of the Vesting Eligible Restricted Shares will vest and the remainder will be forfeited for no consideration, (iv) if CAGR is 30%, all of the Vesting Eligible Restricted Shares will vest and (v) if the CAGR is between any of the foregoing thresholds, the number of Vesting Eligible Restricted Shares that will vest and that will be forfeited will be determined by straight-line interpolation.

(9)
Includes 150,000 restricted shares of Class A Common Stock, which will be eligible to vest on each Vesting Date. The number of Vesting Eligible Restricted Shares that will actually vest on each Vesting Date will be based on the Restricted Stock Vesting Condition.

(10)
Includes 11,617 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Includes 25,000 restricted shares of Class A Common Stock, which will be eligible to vest on each Vesting Date. The number of Vesting Eligible Restricted Shares that will actually vest on each Vesting Date will be based on the Restricted Stock Vesting Condition.

(11)
Mr. Murray is an employee of AdaptHealth and/or its affiliates.

(12)
Includes 665,628 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(13)
Includes 240,568 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(14)
Includes 31,410 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(15)
Includes 274,768 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(16)
Includes 129,221 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(17)
Includes 41,473 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable.

(18)
Includes 12,903 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Christopher Joyce is the sole member of Mayaid2001 LLC and may be deemed to have beneficial ownership of the shares of Class A Common Stock owned thereby. Mr. Joyce currently serves as our General Counsel.

(19)
Includes 7,745 shares of Class A Common Stock issuable upon exercise of an equal number of private placement warrants that are currently exercisable. Mr. Gonzalez is an employee of AdaptHealth and/or its affiliates.

PLAN OF DISTRIBUTION
We and the selling securityholders and any of our or their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell, separately or together, some or all of the securities covered by this prospectus on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded, listed or quoted in the over-the-counter market or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent the selling securityholders gift, pledge or otherwise transfer the securities offered hereby, such transferees may offer and sell the securities from time to time under this prospectus, provided that, if required under the Securities Act, and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of selling securityholders under this prospectus. Subject to compliance with applicable law, we and the selling securityholders may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
“at the market” or through market makers or into an existing market for the securities;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, or through the writing of other securities or contracts to be settled in such securities;

•
through the distribution of securities by us or any selling securityholder to our or its partners, members or securityholders;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

We have not, and to our knowledge, the selling securityholders have not, entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.
To the extent required, any applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

The selling securityholders may also sell shares of our securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Broker-dealers engaged by us or the selling securityholders may arrange for other broker-dealers to participate in sales. If we or the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from us or the selling securityholders (and/or, if any broker-dealer acts as agent for the purchaser of the securities, from the purchaser) in amounts to be negotiated.
In connection with the sale of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling securityholders may from time to time pledge or grant a security interest in some or all of their securities to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a selling securityholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the securities pledged or secured thereby pursuant to this prospectus. The selling securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the selling securityholders or any other person, which limitations may affect the marketability of the securities.
The selling securityholders also may transfer the shares of our securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
A selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have not, and to our knowledge, the selling securityholders have not, entered into any agreement or understanding, directly or indirectly, with any person to distribute the securities offered hereby.
We are required to pay all fees and expenses incident to the registration of our securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We and the selling securityholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make. We have also agreed to keep the registration statement of which this prospectus forms a part effective until the selling securityholders have disposed of all of the secondary securities covered by this prospectus.

There can be no assurance that we or any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus is a part.
Issuance of Class A Common Stock Underlying Private Placement Warrants
This prospectus includes our issuance of shares of Class A Common Stock underlying the private placement warrants upon the exercise of the private placement warrants by the holders thereof. The private placement warrants may be exercised upon the surrender of the certificate evidencing such private placement warrant on or before the expiration date at the offices of the warrant agent for the private placement warrants, Continental Stock Transfer & Trust Company, in the borough of Manhattan, City and State of New York, with the subscription form, as set forth in the private placement warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of private placement warrants being exercised. Additionally, the private placement warrants may be exercised on a cashless basis provided that the private placement warrants are held by the initial holders or a permitted transferee. In such event, holders would pay the exercise price by surrendering his, her or its private placement warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the private placement warrants to be exercised, multiplied by the difference between the exercise price of the private placement warrants per share and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of private placement warrant exercise or redemption is sent to the warrant agent.
Private placement warrants are exercisable only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon the exercise of the private placement warrants. If, upon the exercise of the private placement warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.

LEGAL MATTERS
The validity of the securities offered hereby has been passed on for us by Willkie Farr & Gallagher LLP, New York, New York. If any legal matters relating to offerings made in connection with this prospectus are passed upon by other counsel for underwriters, dealers or agents, such counsel will be named in the prospectus supplement relating to any such offering.
EXPERTS
The consolidated financial statements of AdaptHealth Corp. as of December 31, 2019 and 2018, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
The audited combined financial statements of the Patient Care Solutions Business as of March 31, 2019 and March 31, 2018 and for the years then ended incorporated by reference in this registration statement have been so incorporated in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of Solara Medical Supplies, LLC as of December 31, 2019 and 2018 (Successor), and for the year ended December 31, 2019 (Successor) and the period from June 1, 2018 to December 31, 2018 (Successor), and financial statements for the period from January 1, 2018 to May 31, 2018 (Predecessor), incorporated by reference in this prospectus have been so included in reliance upon the report of RSM US LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of AeroCare Holdings Inc. as of December 31, 2019 and 2018, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor-relations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference in, this prospectus.
We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website or our website.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information that we file with them. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.
We are incorporating by reference the documents listed below, and all documents that we file after the date of this prospectus with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus:
•
Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 6, 2020;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 8, 2020, August 7, 2020 and November 6, 2020, respectively;

•
Our Current Reports on Form 8-K filed with the SEC on January 7, 2020, May 22, 2020, May 29, 2020, June 18, 2020, June 26, 2020, July 2, 2020, July 14, 2020, July 30, 2020, August 4, 2020, August 4, 2020, August 21, 2020, August 28, 2020, September 21, 2020, October 22, 2020, December 7, 2020 and December 14, 2020 and on Form 8-K/A filed with the SEC on January 21, 2020 (in each case, excluding any information furnished and not filed with the SEC); and

•
The description of our securities contained in our registration statement on Form 8-A filed with the SEC on February 15, 2018, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2019, including any further amendment or report filed for the purpose of updating such description.

Unless we specifically state otherwise, none of the information furnished under Item 2.02 or Item 7.01 in our Current Reports on Form 8-K is, or will be, incorporated by reference in this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, free of charge, upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus. You can obtain copies through our website at https://www.adapthealth.com/investor-relations or by contacting AdaptHealth Corp., Attn: Secretary, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462.